================================================================================
     As filed with the Securities and Exchange Commission on April 13, 2001
                                                      Registration No. 333-90987

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               ------------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                               eCHAPMAN.COM, INC.
                 (Name of Small Business Issuer in its Charter)

              Maryland                                  7375                           52-2184621
    (State or Other Jurisdiction of         (Primary Standard Industrial             (IRS Employer
     Incorporation or Organization)         Classification Code Number)            Identification No.)


                           --------------------------
                              401 EAST PRATT STREET
                                   SUITE 2800
                            BALTIMORE, MARYLAND 21202
                                 (410) 625-9656

          (Address and Telephone Number of Principal Executive Office)

                               -------------------
                        NATHAN A. CHAPMAN, JR., CHAIRMAN
                               eCHAPMAN.COM, INC.
                              401 EAST PRATT STREET
                                   SUITE 2800
                            BALTIMORE, MARYLAND 21202
                                 (410) 625-9656

            (Name, Address and Telephone Number of Agent for Service)

                               ------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS EFFECTIVE.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM IS TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. /X/

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

THIS REGISTRATION STATEMENT RELATES TO THE REGISTRATION OF AN INDEFINITE NUMBER OF SHARES SOLELY FOR MARKET-MAKING TRANSACTIONS. PURSUANT TO RULE 429, THIS REGISTRATION STATEMENT RELATES TO SHARES PREVIOUSLY REGISTERED ON FORM SB-2 (FILE NO. 333-90987).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                       PRELIMINARY, SUBJECT TO COMPLETION
                              DATED: April 13, 2001


          PROSPECTUS

                                                      eCHAPMAN.COM, INC.
        [eCHAPMAN LOGO]                                  COMMON STOCK



                     ---------------------------------------

                  INVESTMENT IN OUR COMMON STOCK INVOLVES RISK.
       SEE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                     ---------------------------------------


         Our common stock is quoted on the Nasdaq National Market under the symbol "ECMN." The address of our principal executive office is World Trade Center--Baltimore, Suite 2800, 401 East Pratt Street, Baltimore, Maryland 21202. Our telephone number at that address is (410) 625-9656.

                     ---------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     ---------------------------------------

         This Prospectus has been prepared for and is to be used by The Chapman Co. in connection with offers and sales of the shares of common stock related to market-making transactions, at prevailing prices, related prices or negotiated prices. eChapman.com will not receive any of the proceeds of such sales. The Chapman Co. may act as a principal or agent in these sales.

                     ---------------------------------------

                                 THE CHAPMAN CO.

                                     , 2001

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                       PAGE
Risk Factors.......................................................
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.........................................
Business...........................................................
Management.........................................................
Principal Stockholders.............................................
Certain Transactions...............................................
Description of Capital Stock.......................................
Shares Eligible for Future Sale....................................
Plan of Distribution...............................................
Stockholder Information............................................
Transfer Agent and Registrar.......................................
Legal Matters......................................................
Experts............................................................
Additional Information.............................................
Financial Statements...............................................     F-1

                            -------------------------














Domestic Emerging Markets-Registered Trademark- and DEM-Registered Trademark-are registered trademarks and DEM Profile-TM-, DEM Universe-TM-, DEM Company-TM-and DEM Index-TM- are trademarks of Nathan A. Chapman, Jr.

                                  RISK FACTORS

               WARNING AS TO OUR USE OF FORWARD-LOOKING STATEMENTS

         THIS DOCUMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS CONCERNING eCHAPMAN.COM. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF OUR MANAGEMENT, AS WELL AS ON ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO US AT THE TIME SUCH STATEMENTS ARE MADE. THE DISCUSSION OF OUR BUSINESS STRATEGY IS NOT BASED ON HISTORICAL FACTS BUT IS COMPRISED OF FORWARD LOOKING STATEMENTS BASED UPON NUMEROUS ASSUMPTIONS ABOUT FUTURE CONDITIONS, WHICH MAY ULTIMATELY PROVE TO BE INACCURATE. WHEN WE USE WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "INTEND" AND SIMILAR EXPRESSIONS IN THIS PROSPECTUS, WE INTEND TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW, THE MATTERS SET FORTH OR INCORPORATED IN THIS DOCUMENT GENERALLY AND ECONOMIC AND BUSINESS FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL. IN ANALYZING OUR COMPANY, YOU SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO IN THIS DOCUMENT, THE RISK FACTORS DETAILED IN THIS RISK FACTORS SECTION AND THROUGHOUT THIS DOCUMENT AND FUTURE REPORTS ISSUED BY OUR COMPANY.

WE HAVE A HISTORY OF OPERATING LOSSES, AND WE EXPECT TO CONTINUE TO INCUR LOSSES IN THE FUTURE.

         On a pro forma basis, after giving effect to the mergers of The Chapman Co., Chapman Capital Management and The Chapman Insurance Agency, we had a net loss of $4,525,000 and $4,480,000 for the years ended December 31, 1999 and 2000, assuming that the mergers had occurred on January 1, 1999. Our management team is currently reconsidering our Internet strategy. While our management team reconsiders our Internet strategy, we intend to limit future investment in our website and Internet business and focus our resources on our core businesses of investment management, investment banking and brokerage. In doing so, we will seek to lower our operating expenses as a percentage of revenue. If we are unsuccessful in lowering our operating expenses as a percentage of revenue or if our efforts to lower expenses result in less revenue, our business, results of operations and financial condition may be materially and adversely affected.

THE CHAPMAN CO. NET CAPITAL VIOLATION

         As of December 31, 2000, The Chapman Co., a subsidiary of eChapman.com, had less than the minimum net capital required to meet the SEC net capital rule. This net capital deficiency was corrected as of March 8, 2001, at which time The Chapman Co. was in compliance with the net capital rule and had net capital of $627,000, a net capital requirement of $250,000 and a ratio of aggregate indebtedness to net capital of 1.68-to-1. On March 9, 2001, The Chapman Co. filed a notice of noncompliance with the net capital rule with the SEC and the NASD. The SEC and NASD have not indicated what, if any, action either may take as a result of The Chapman Co.'s net capital noncompliance.

NATHAN A. CHAPMAN, JR. HAS BEEN AN INSTRUMENTAL FORCE IN THE GROWTH OF eCHAPMAN.COM AND ITS SUBSIDIARIES AND IN THE CREATION OF THE DEM STRATEGY, AND THE LOSS OF MR. CHAPMAN'S SERVICES WOULD DEPRIVE US OF MR. CHAPMAN'S KNOWLEDGE OF AND SKILL IN THE FINANCIAL SERVICES AND DEM MARKETS, WHICH WOULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND GROWTH PROSPECTS.

         For the foreseeable future, we intend to place substantial reliance upon the personal efforts and abilities of Nathan A. Chapman, Jr., President of eChapman.com. Mr. Chapman has provided the strategic vision for and has played a key role in executing the business plans of The Chapman Co., Chapman Capital Management and the DEM strategy in the past. Therefore, the loss of the services of Mr. Chapman would have a material adverse effect on our business, operations, revenue and business prospects because of our reliance on his strategic vision and his experience in the financial services and DEM markets. We do not have an employment agreement with Mr. Chapman. The Chapman Co. currently maintains "key man" life insurance coverage in the amount of $7,000,000 on Mr. Chapman.

THE CHAPMAN CO. IS PARTICULARLY SUSCEPTIBLE TO LOSSES WHILE TRADING FOR ITS OWN ACCOUNT DUE TO ITS LARGE INVENTORY OF eCHAPMAN.COM COMMON STOCK.

         The Chapman Co., our brokerage and investment banking subsidiary, acts as a market-maker in eChapman.com common stock and, in this capacity, maintains an inventory of eChapman.com common stock. As of February 28, 2001, the inventory of eChapman.com common stock held by The Chapman Co. was 211,415 shares. eChapman.com common stock is quoted on the Nasdaq National Market. As a newly-listed Nasdaq National Market security, eChapman.com common stock may have less liquidity and higher spreads between bid and ask prices than other securities listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market. Accordingly, The Chapman Co. is subject to liquidity risk with respect to this security and may take longer to liquidate its inventory of these securities than it would for investments in more liquid securities. Liquidity risk is the risk that this security may be difficult or impossible to sell at the time and for the price that The Chapman Co. deems appropriate. Further, liquidity risk implies that any effort on the part of The Chapman Co. to liquidate its portfolio in a short period of time may adversely affect the price of the eChapman.com common stock.

OUR INVESTMENT ADVISORY SUBSIDIARY IS DEPENDENT ON A FEW MAJOR INVESTMENT MANAGEMENT CLIENTS, AND IF ANY OF THESE CLIENTS TERMINATED THEIR ADVISORY ARRANGEMENTS WITH US, OUR ADVISORY FEE REVENUE WOULD BE MATERIALLY HARMED.

         All of Chapman Capital Management's agreements with its advisory clients are terminable by the client upon short notice (typically 30-60 days prior written notice). For the year ended December 31, 2000, nine clients, including all three of those invested in DEM-

MET Trust and The Chapman U.S. Treasury Money Fund, represented approximately 26% of our total revenue. For the year ended December 31, 2000, DEM-MET Trust, with $264 million in assets under management as of February 28, 2001, represented approximately 20% of our total revenue. Because of the concentration of our assets under management with a limited number of customers, our assets under management at any time can fluctuate. If the DEM-MET Trust or any of our key investment management clients terminate their advisory arrangements with us or make substantial withdrawals of their assets under management, our advisory fee revenue would be materially and adversely affected.

BECAUSE WE HAVE ONLY A SHORT INTERNET-RELATED OPERATING HISTORY, WE DO NOT KNOW IF OUR EXPANSION INTO THIS AREA WILL BE PROFITABLE.

         Although we have a history with respect to the securities brokerage, investment banking and investment advisory businesses, we have only a short Internet-based operating history from which you can evaluate our business plan and prospects.

         As a new entrant to the Internet business, we face risks and uncertainties relating to our ability to implement successfully the Internet component of our business strategy, including:

o    Successful design and development of additional features of our web site

o    Creation of public awareness of the eChapman.com brand and web site

o    Successful expansion of our financial services businesses on the Internet

         Our management team has recognized the difficulties encountered in the past six months by minority-oriented Internet portal web sites and other business-to-consumer Internet entities. During this period, several minority portals have discontinued operations and others have merged with similar web sites in order to achieve economies of scale and continue operations. Several of these entities had or have greater access to capital and other resources than we do. Our management team recognizes that our web site and Internet business may be subject to the same forces that affected these other companies. In light of these trends in the industry, our management team is currently reevaluating our Internet strategy and has delayed implementation of some of the features of the eChapman.com website. As our management team reconsiders our internet strategy, we intend to limit additional investment in our web site, and the content available therein, and focus our resources on our core businesses of investment management, investment banking and brokerage. In the event that our management team decides to terminate our Internet strategy, we will not recoup our investment in such strategy.

WE CURRENTLY HAVE ONLY A FEW AGREEMENTS WITH ADVERTISERS, STRATEGIC PARTNERS AND CONTENT PROVIDERS, AND IF WE ARE UNABLE TO ESTABLISH AND MAINTAIN THESE RELATIONSHIPS, OUR EARNINGS WILL SUFFER.

         Although we intend to pursue advertising relationships and strategic alliances with third parties and enter into agreements with content providers, we have entered into only a few such agreements. We do not know that we will be able to maintain these relationships and establish enough additional relationships to support our business. If we cannot establish and maintain these relationships, our earnings will be adversely affected.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE eCHAPMAN.COM, INC. CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS DOCUMENT. THE DISCUSSION OF RESULTS, CAUSES AND TRENDS SHOULD NOT BE CONSTRUED TO IMPLY ANY CONCLUSION THAT SUCH RESULTS OR TRENDS WILL NECESSARILY CONTINUE IN THE FUTURE. WHEN USED IN THIS DOCUMENT, THE WORDS "BELIEVES," "INTENDS," "EXPECTS," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE LARGELY BASED ON THE CURRENT EXPECTATIONS OF MANAGEMENT AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, MANY OF WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS DOCUMENT, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

         The following discussion and analysis should be read in conjunction with eChapman.com's consolidated financial statements and related notes included elsewhere in this document. The discussion of results, causes and trends should not be construed to imply any conclusion that such result or trend will necessarily continue in the future.

OVERVIEW

         eChapman.com is a newly formed corporation designed to bring together the financial services capabilities of The Chapman Co., Chapman Capital Management, Inc. and The Chapman Insurance Agency Incorporated, while taking advantage of the unique opportunities presented by the growth of the Internet and online distribution. On November 15, 1999, eChapman.com entered into separate merger agreements with Chapman Holdings, Chapman Capital Management Holdings and Chapman Insurance Holdings. The initial public offering of common stock of eChapman.com occurred on June 15, 2000, and as a result of the mergers, which closed on June 20, 2000, eChapman.com indirectly controls The Chapman Co., Chapman Capital Management and The Chapman Insurance Agency. eChapman.com's common stock began trading on the Nasdaq National Market under the symbol ECMN on June 20, 2000, and it commenced consolidated operations on June 20, 2000.

          eChapman.com launched the eChapman.com network during the fourth quarter of calendar year 2000. The eChapman.com network is an interactive on-line community offering both financial services and a variety of lifestyle, news, education and cultural content.

         Chapman Online, Inc., an integral component of the eChapman.com interactive on-line community, is the online brokerage unit of eChapman.com., Chapman Online.

         eChapman launched Chapman Online during the fourth quarter of calendar year 2000. Chapman Online offers online stock and options trading. Chapman Online also provides online customer service, including instant messaging with the service center for instant communication with clients. Chapman Online is separately licensed as a broker dealer with the SEC and in 49 states, with one registration pending, and with the NASD.

         Our management team has recognized the difficulties encountered in the past six months by minority-oriented Internet portal web sites and other business-to-consumer Internet entities. During this period, several minority portals have discontinued operations and others have merged with similar web sites in order to achieve economies of scale and continue operations. Our management team recognizes that our web site and Internet business may be subject to the same forces that affected these other companies. In light of these trends in the industry, our management team is currently reevaluating our Internet strategy and has delayed implementation of some of the features of the eChapman.com website. As our management team reconsiders our internet strategy, we intend to limit additional investment in our web site, and the content available therein, and focus our resources on our core businesses of investment management, investment banking and brokerage.

         The Chapman Co. is a full service securities brokerage and investment banking company that engages in corporate and government finance, retail and institutional brokerage, research and market making and trading. Chapman Capital Management is a registered investment adviser that acts as financial adviser to separate accounts, a group trust and a family of mutual funds. The Chapman Insurance Agency sells annuity products on an agency basis.

RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) has issued an Exposure Draft, Proposed Statement of Financial Accounting Standards, Business Combinations and Intangible Assets - Accounting for Goodwill. The Exposure Draft contains the Financial Accounting Standards Board's tentative decisions about requiring the use of a non-amortization approach to account for certain purchased intangible assets. Under the non-amortization approach, certain intangible assets would be tested for impairment, rather than being amortized to earnings.

RESULTS OF OPERATIONS
                            PRO FORMA FINANCIAL DATA

         eChapman.com was incorporated on May 14, 1999. We have not provided an analysis of the financial condition and results of information for the fiscal year ended December 31, 2000 and period from May 14, 1999 through December 31, 1999 as comparison of the full year's results for 2000 to the short period for 1999 is not meaningful. We have provided such an analysis for the pro forma year ended December 31,1999 to the year ended December 31, 2000 below.

         The following unaudited pro forma consolidated statements of operations are provided for informational purposes only and do not purport to present the actual results of operations of eChapman.com. The unaudited pro forma consolidated statements of operations should be read in conjunction with the historical consolidated financial statements of eChapman.com and the predecessor companies including the related notes, included elsewhere in this document.

         The unaudited pro forma consolidated statement of operations gives effect to the combination of eChapman.com for the period May 14, 1999 to December 31, 1999 and the predecessor companies, Chapman Holdings, Chapman Capital Management Holdings and Chapman Insurance Holdings, for the period January 1, 1999 to December 31, 1999 compared to eChapman.com for the year ended December 31, 2000. Because the eChapman.com, Chapman Holdings, Chapman Capital Management Holdings and Chapman Insurance Holdings merger was a merger of companies under common control, their merger was accounted for similar to a pooling of interest.

         The following table reflects items in the pro forma consolidated statement of operations of eChapman.com and subsidiaries as dollar amounts and as percentage of total net revenue.

                               eCHAPMAN.COM. INC.
                                AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                           YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------------

                                                                2000                                      1999
                                                --------------------------------------     ------------------------------------
                                                                    PERCENTAGE OF                            PERCENTAGE OF
                                                   AMOUNTS        TOTAL NET REVENUE           AMOUNTS      TOTAL NET REVENUE
REVENUE:
Commissions                                         $3,043,000          32.4%                 $4,235,000         41.1%
Underwriting and management fees                     1,113,000          11.8                   1,168,000          11.3
Investment management fees                           5,237,000          55.8                   4,282,000          41.6
Interest, dividends and other income                   623,000           6.6                     702,000           6.8
Trading, net losses                                  (361,000)          (3.8)                    159,000           1.6
                                                     ---------          -----                    -------           ---
                TOTAL REVENUE                        9,655,000         102.8                  10,546,000         102.4
Interest expense                                       264,000           2.8                     243,000           2.4
                                                       -------         ------                    -------           ---
                 NET REVENUE                         9,391,000         100.0                  10,303,000         100.0
                                                     ---------         ------                 ----------         -----

OPERATING EXPENSE:
Compensation and benefits                            4,936,000          52.5                   4,856,000          47.1
Floor brokerage and clearing fees                      591,000           6.3                     702,000           6.8
Management fees                                      1,658,000          17.7                   1,524,000          14.8
Other operating expense                              6,686,000          71.2                   7,847,000          76.2
                                                     ---------          -----                  ---------          ----
                TOTAL EXPENSES                      13,871,000         147.7                  14,929,000         144.9
                                                    ----------          -----                 ----------         -----
Loss before income tax benefit                     (4,480,000)         (47.7)                (4,626,000)         (44.9)
Income tax benefit                                         --             --                   (101,000)          (1.0)
                                                     ---------         ------                 ----------         -----
NET LOSS                                          $(4,480,000)         (47.7)%              $(4,525,000)        (43.9)%
                                                ===============        =======              ============        =======

PRO FORMA RESULTS OF OPERATIONS

         Total net revenue decreased $912,000, or 8.9%, to $9,391,000 for the year ended December 31, 2000 from $10,303,000 for the prior comparable period.

         Commission revenue decreased by $1,192,000, or 28.1%, to $3,043,000 for the year ended December 31, 2000 from $4,235,000 for the prior comparable period. The decrease was primarily due to a decline in revenues from municipal participation's that decreased $543,000, or 53.5%, to $472,000 for the year ended December 31, 2000 from $1,015,000 for the prior comparable period. eChapman.com participated in 67 municipal deals during the year ended December 31, 2000 compared to 48 municipal deals in the prior comparable period. The decline in municipal revenue can be attributed to smaller deal size. Commission revenue from the sale of retail equities decreased $51,000, or 4.6%, to $1,046,000 for the year ended December 31, 2000 from $1,097,000 for the prior comparable period. Commission revenue on sale of institutional securities increased $311,000, or 21.6%, to $1,752,000 for the year ended December 31, 2000 from $1,441,000 for the prior comparable period. Commission revenue on fixed income securities decreased $483,000, or 73.4%, to $175,000 for the year ended December 31, 2000 from $658,000 for the prior comparable period. This decrease in fixed income can be attributed to higher average interest rates compared to the prior comparable period. 12b-1 fees revenue increased by $51,000, or 124.4%, to $92,000 for the year ended December 31, 2000 from $41,000 for the prior comparable period.

         Underwriting and management fees revenue decreased by $55,000, or 4.7%, to $1,113,000 for the year ended December 31, 2000 from $1,168,000 for the prior comparable period. The decrease in underwriting and management fee revenue is primarily due to a decrease in management advisory services of $57,000, or 15.7%, to $307,000 for the year ended December 31, 2000 from $364,000 for the prior comparable period.

         Investment management fees revenue increased $955,000, or 22.3%, to $5,237,000 for the year ended December 31, 2000 from $4,282,000 for the prior comparable period. The increase was primarily due to a net increase of $64.5 million, or 8.4%, in assets under management to $835.9 million as of September 30, 2000, from $771.4 million as of December 31, 1999. As of December 31, 2000 the Company had assets under management of $620.4 million for a quarterly reduction of $215.5 million. Market volatility during the last quarter of calendar year 2000 was the significant cause of the reduction in assets under management. Additionally, in the normal course of operations of an investment manager, clients add investments to and withdraw investments from the asset portfolio. This activity is done by clients as they continue to make investment decisions and diversify their portfolios.

         Interest, dividends and other income decreased by $79,000, or 11.3%, to $623,000 for the year ended December 31, 2000 from $702,000 for the prior comparable period. This decrease was due to lower cash balances associated with the use of net proceeds from Chapman Holdings and Chapman Capital Management Holdings initial public offering of its common stock.

         The gains on trading decreased by $520,000, or 327.0%, to a loss of $361,000 for the year ended December 31, 2000 from a gain of $159,000 for the prior comparable period. eChapman.com's loss on trading is attributable to a change in activity and market value of its market making securities.

         Interest expense increased by $21,000, or 8.6%, to $264,000 for the year ended December 31, 2000 from $243,000 for the prior comparable period.

         Total expenses decreased by $1,058,000, or 7.1%, to $13,871,000 for the year ended December 31, 2000 from $14,929,000 for the prior comparable period.

         Compensation and benefits increased by $80,000, or 1.6%, to $4,936,000 for the year ended December 31, 2000 from $4,856,000 for the prior comparable period. As a percentage of net revenue, these expenses were 52.5% and 47.1%, respectively, for the year ended December 31, 2000 and the prior comparable period. Compensation expense includes employee salaries and sales commissions paid to brokers.

         Floor brokerage and clearing fees decreased by $111,000, or 15.8%, to $591,000 for the year ended December 31, 2000 from $702,000 for the prior comparable period. The decrease is mainly due to a decline in the average dollar amount per transaction, as well as administrative cost reductions realized as a result of changing clearing firms effective June 11, 1999.

         Management fees, which consist primarily of Chapman Capital Management's payments to sub-advisors associated with its multi-manager investment product, the DEM-MET Trust, increased by $134,000, or 8.8%, to $1,658,000 for the year ended December 31, 2000 from $1,524,000 for the prior comparable period. Management fee expense as a percentage of net revenue increased to 17.7% for the year ended December 31, 2000 from 14.8% for the prior comparable period. This increase was primarily due to the change in assets under management discussed above in investment management fees revenue.

         Other operating expenses decreased by $1,161,000, or 14.8%, to $6,686,000 for the year ended December 31, 2000 from $7,847,000 for the prior comparable period. The decrease was primarily due to decreased professional fees, travel expense and advertising. Professional fees expense decreased by $1,200,000 to $582,000 for the year ended December 31, 2000 from $1,782,000 for the prior comparable year. Travel expenses decreased by $247,000 to $408,000 for the year ended December 31, 2000 from $655,000 for the prior comparable year. Advertising expenses decreased by $66,000 to $858,000 for the year ended December 31, 2000 from $924,000 for the prior comparable year. The decreases of these expenses is mainly due to the Company's modified strategic approach and focus on business unit profitability. These decreases were offset by increases in other expenses such as communication expenses, seminar and training expenses and general repair expenses. Of the $6,686,000 of other operating expenses incurred by eChapman.com during the year ended December 31, 2000, $161,000 were paid to DEM Index Fund pursuant to an expense limitation agreement. DEM Index Fund was dissolved during March 2001 and, accordingly, eChapman.com will not incur any other operating expenses under the expense limitation agreement with DEM Index Fund for periods subsequent to March 2001.

         Income tax benefit decreased to $0 for the year ended December 31, 2000 from a benefit of $101,000 for the prior comparable period. This decrease is due to the establishment of a valuation reserve as the realization of the deferred tax asset was not more likely than not to be realized.

         Net loss decreased by $45,000 to $4,480,000 for the year ended December 31, 2000 from a net loss of $4,525,000 for the prior comparable period. This change was the result of items discussed above. Before depreciation and amortization, pro forma net loss would have been $3,010,000 for the year ended December 31, 2000, and $2,997,000 for the prior comparable period.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 2000, eChapman.com had cash and cash equivalents of $2,554,000 and a $1,372,000 cash deposit held by its clearing agent related to its investment in proprietary stock. eChapman.com also had a $884,000 margin loan payable to its clearing agent related to its investment in proprietary stock.

         With the exception of goodwill and other intangible assets which amount to $23,867,000 as of December 31, 2000, our assets are reasonably liquid, with a majority consisting of cash and cash equivalents, deposits with our clearing organization, investment securities, and receivables from clients, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from clients turn over rapidly. Both our total assets as well as the individual components as a percentage of total assets may vary significantly from period to period because of changes relating to customer demand, economic and market conditions, and proprietary trading strategies. Our total assets as of December 31, 2000 were $31,259,000.

         The Chapman Co. and Chapman On-Line are subject to the net capital rules of the SEC. As such, The Chapman Co. and Chapman On-Line are subject to certain restrictions on the use of capital and their related liquidity.

         As of December 31, 2000, The Chapman Co., a subsidiary of eChapman.com, had less than the minimum net capital required to meet the SEC net capital rule. This net capital deficiency was corrected as of March 8, 2001, at which time The Chapman Co. was in compliance with the net capital rule and had net capital of $627,000, a net capital requirement of $250,000 and a ratio of aggregate indebtedness to net capital of 1.68-to-1. On March 9, 2001, The Chapman Co. filed a notice of noncompliance with the net capital rule with the SEC and the NASD. The SEC and NASD have not indicated what, if any, action either may take as a result of The Chapman Co.'s net capital noncompliance.

         As of December 31, 2000, eChapman.com had outstanding advances to its majority stockholder in the amount of $1,134,000, including accrued interest.

         During the last quarter of 2000, eChapman.com retired 1,836,324 eChapman.com shares held as held as treasury stock. Cash resources of $11,726,000 were applied to retire these shares.

         eChapman.com's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of the business. These reviews take into account business needs as well as regulatory capital requirements. eChapman.com anticipates that its cash and other liquid assets on hand as of December 31, 2000 will be sufficient to fund operations during the next fiscal year. This capital should be adequate for eChapman.com to meet its capital requirements and to conduct its brokerage and underwriting activity. To the extent that eChapman.com's liquid resources and cash provided by operations are not adequate to meet its capital requirements, eChapman.com may need to raise additional capital through loans or equity, and may be unable to participate in some brokerage or underwriting opportunities. There can be no assurance that eChapman.com will be able to borrow funds or raise additional equity on reasonable terms if at all.

                                    BUSINESS

GENERAL

         eChapman.com is designed to bring together the financial services capabilities of The Chapman Co., Chapman On-Line, Inc., Chapman Capital Management, Inc. and The Chapman Insurance Agency, Inc. while taking advantage of the unique opportunities presented by the growth of the Internet. Our web site, which has an Internet address that is the same as our corporate name, eChapman.com, is an interactive online community offering both financial services and a variety of lifestyle, educational and cultural content selected to appeal particularly to the African-American, Asian-American, Hispanic-American and women market segments. We refer to these groups collectively as the Domestic Emerging Markets, or DEM, community.

         eChapman.com, Inc. was incorporated in Maryland on May 14, 1999, and, effective June 20, 2000, completed a series of mergers such that it now has four indirect operating subsidiaries:

o The Chapman Co., which was incorporated in Maryland in 1986, is a full-service securities brokerage and investment banking company that engages in corporate and government finance, retail and institutional brokerage, research and market-making activities and trading.

o Chapman On-Line, Inc., which was incorporated in California in 1986, is an on-line brokerage company that engages in retail brokerage.

o Chapman Capital Management, Inc., which was incorporated in the District of Columbia in 1987, is a registered investment adviser that acts as financial adviser to separate accounts, a group trust and a family of mutual funds.

o The Chapman Insurance Agency Incorporated, which was incorporated in Maryland in 1987, is an insurance agency with limited operations to date.

         In addition to the above listed operating companies for which eChapman.com acts as holding company, eChapman.com is the entity responsible for the operation of the eChapman.com website.

STRATEGY

         In the mid-1990s, Nathan A. Chapman, Jr., our founder, President, Chairman and majority stockholder, pioneered an investment management strategy that consists of managing portfolios invested in securities of companies controlled by members of the DEM community. We refer to U.S. companies which are controlled by members of the

DEM community as DEM companies. In order for a specific company to be controlled by a member of the DEM community, at least 10% of the company's outstanding voting securities must be beneficially owned by members of one or more of the segments of the DEM community and at least one of the company's top three executive officers (chairman, chief executive officer or president) must be a member of one or more of the segments of the DEM community.

         Chapman Capital Management was the first investment management firm to establish the DEM strategy as an investment option when it launched DEM, Inc., a closed end investment management company, in 1995. A mutual fund managed by Chapman Capital Management using the DEM strategy is included as an investment option in certain retirement plans administered by Aetna Retirement Services and Nationwide Retirement Solutions. Chapman Capital Management further extends the DEM strategy by actively recruiting investment managers which meet the DEM profile to manage investment portfolios that may or may not be invested in DEM companies. We call this strategy the DEM Multi-Manager strategy. Since launching the DEM strategy, Chapman Capital Management has increased assets managed under the DEM and DEM Multi-Manager strategies to over $487 million as of February 28, 2001.

         The Chapman Co. uses the DEM strategy in its brokerage and investment banking business by participating in syndicates for underwritings of DEM companies, publishing research on DEM companies, making markets in the stocks of DEM companies and acting as distributor for the mutual funds that Chapman Capital Management manages according to the DEM strategy. In addition, The Chapman Co. seeks to act as lead underwriter for DEM companies.

         Our web site, eChapman.com, uses the DEM strategy by seeking to create an interactive online community offering both financial services and a variety of lifestyle, educational and cultural content selected to appeal particularly to members of the DEM community.

         In implementing our DEM strategy, we intend to draw upon Mr. Chapman's prominence and experience in the financial services industry and the operating histories of The Chapman Co. and Chapman Capital Management. Mr. Chapman was president and chairman of the first African-American controlled publicly traded investment bank, The Chapman Co., and the president and chairman of the first African-American controlled publicly traded investment management company, Chapman Capital Management.

         Our management team has recognized the difficulties encountered in the past six months by minority-oriented Internet portal web sites and other business-to-consumer Internet entities. During this period, several minority portals have discontinued operations and others have merged with similar web sites in order to achieve economies of scale and continue operations. Our management team recognizes that our web site and Internet business may be subject to the same forces that affected these other companies.

In light of these trends in the industry, our management team is currently reevaluating our Internet strategy and has delayed implementation of some of the features of the eChapman.com website.

         As our management team reconsiders our internet strategy, we intend to limit additional investment in our web site, and the content available therein, and focus our resources on our core businesses of investment management, investment banking and brokerage.

SECURITIES BROKERAGE AND INVESTMENT BANKING SERVICES

         Our securities brokerage and investment banking subsidiary, The Chapman Co., uses the DEM strategy in its business by marketing financial services, primarily investment banking services, to DEM companies. We have identified almost 200 DEM companies with which we seek to establish relationships. Our target client with respect to our brokerage and investment banking services are small capitalization companies traded in the over-the-counter market and privately-held companies undertaking an initial public offering.

         BROKERAGE SERVICES

         The Chapman Co. is registered as a broker-dealer with the SEC and in 50 states, the District of Columbia, and Puerto Rico and is a member firm of the NASD. The Chapman Co. provides brokerage services to institutional and retail clients.

         The Chapman Co. charges commissions to these clients for executing buy and sell orders for securities on national and regional exchanges and in the over-the-counter market. The Chapman Co.'s primary source of revenue for its brokerage business has historically been commissions generated from institutional brokerage. The Chapman Co.'s institutional clients include investment managers, corporate retirement plans and municipal retirement plan sponsors. The Chapman Co. maintains floor broker relationships on the New York, American and Chicago Stock Exchanges and executes buy and sell orders in the over-the-counter markets. Approximately 26.1% of our revenue during the year ended December 31, 2000 was derived from our brokerage business.

         The Chapman Co. clears all transactions for its brokerage customers on a fully-disclosed basis with its clearing agent, which carries and clears all customer securities accounts. The clearing agent may lend funds to our brokerage customers through the use of margin credit. These loans will be made to customers on a secured basis, with the clearing agent maintaining collateral in the form of salable securities, cash or cash equivalents. Under the terms of our agreement with the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, we would be obligated to indemnify the clearing agent for any resulting losses.

         The Chapman Co. also participates in fixed income secondary market trading in government securities primarily for fixed income investment managers, municipal treasurers and other investment professionals. This business is done on a competitive basis where The Chapman Co. acts as a broker. Approximately 7.1% of our revenue during the year ended December 31, 2000 was derived from secondary market trading.

         The Chapman Co. is approved to be a registered market-maker for the securities of up to five companies at any time, including eChapman.com. During the year ended December 31, 2000, The Chapman Co. only made a market in the securities of eChapman.com.

         The Chapman Co.'s trading activities involve the purchase, sale or short sale of securities as a principal, and, accordingly, involve risks of a change in market price of these securities and of a decrease in the liquidity of markets, which can limit our ability to sell securities purchased or to purchase securities sold in such transactions. The stock of eChapman.com held by The Chapman Co. in its market making inventory is recorded in the equity section of our balance sheet at cost like treasury stock. The Chapman Co. experienced a gain on trading of $159,000 for the year ended December 31, 1999 and a loss on trading of $360,000 for the year ended December 31, 2000. As of December 31, 1999 and 2000 The Chapman Co.'s inventory of market-making securities was $2,084,000 and $644,000, respectively. As of February 28, 2001, The Chapman Co.'s inventory of market-making securities was 233,929 shares, or $937,000, which included 211,415 shares, or $628,000, of eChapman.com stock.

         CORPORATE FINANCE

         To date, The Chapman Co.'s corporate finance activities have been limited primarily to participation in syndicates. The Chapman Co. has been a member of more than 198 underwriting syndicates for corporate issues, substantially all of which were equity offerings. Approximately 4.2% of our revenue during the year ended December 31, 2000 was derived from corporate finance transactions.

         The Chapman Co. seeks to manage or co-manage an increasing number of the underwritings in which The Chapman Co. participates. Our ability to extend the DEM strategy to corporate underwritings depends on our ability to identify potential clients fitting the DEM company profile and convincing such potential clients that The Chapman Co. is the right investment banking firm for their needs. We have not conducted any independent research to test the marketability of the DEM strategy, nor have we engaged in any significant marketing of the strategy. Therefore, while we believe that the concept is viable, the level of market acceptance is largely unknown. In addition to this DEM corporate finance strategy, The Chapman Co. is aggressively seeking larger allocations in corporate underwriting syndicates managed by other investment banking firms.

         GOVERNMENT FINANCE

         The Chapman Co. participates in the tax-exempt public finance market and has managed, primarily as co-manager, more than 400 transactions in 23 states and the District of Columbia, including approximately 105 transactions in the past two years. More than half of the total dollar amount of these transactions has been with jurisdictions located in Alabama, California, Pennsylvania, Tennessee and Texas.

         Approximately 8.0% of our revenue during the year ended December 31, 2000 was derived from management fees, financial advisory fees and selling concessions in public finance transactions. The Chapman Co. currently employs six investment bankers whose primary responsibility is the development of its public finance business.

         RESEARCH

         The Chapman Co. currently employs two research analysts and provides research primarily on selected DEM companies.

         The Chapman Co. has also created the DEM Index, which tracks the performance of the stocks of certain companies meeting the DEM profile. We believe that inclusion of a DEM company in the DEM Index offers certain advantages such as facilitating identification by fund managers and other institutions seeking to invest in minority or women controlled businesses.

INVESTMENT ADVISORY SERVICES

         Our investment advisory subsidiary, Chapman Capital Management, currently manages two active mutual funds: the DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each a portfolio of The Chapman Funds, Inc., an open-end management investment company registered under the Investment Company Act of 1940. Chapman Capital Management has formed and manages one private investment trust, the DEM-MET Trust. Chapman Capital Management also advises corporate, institutional and individual investors on a separate account basis.

         As of February 28, 2001, Chapman Capital Management's total assets under management attributable to mutual funds were approximately 17.7% of its total assets under management.

         DEM Equity Fund is a non-diversified portfolio of The Chapman Funds, Inc. The principal investment objective of the DEM Equity Fund is aggressive long-term growth through investment in equity securities of DEM companies. As of February 28, 2001, the DEM Equity Fund had approximately $28.4 million in assets. The DEM Equity Fund commenced operations in April 1998.

         The Chapman U.S. Treasury Money Fund, also a portfolio of The Chapman Funds, Inc., invests solely in short-term direct obligations of the U.S. Government and repurchase agreements collateralized fully by direct obligations of the U.S. Government.

This fund is intended primarily for state and local governments and their authorities and agencies. As of February 28, 2001, The Chapman U.S. Treasury Money Fund had $77.5 million in assets. The Chapman U.S. Treasury Money Fund began operations in June 1989.

         DEM-MET Trust was organized in 1996 under New York law and is intended to qualify as a tax-exempt pooled trust for qualified employee benefit plans and certain governmental plans. Chapman Capital Management, which acts as investment adviser to the DEM-MET Trust, seeks to enhance performance and reduce market risk by allocating assets among multiple sub-advisers. The sub-advisers may have, but are not necessarily required to have, dissimilar investment styles and security selection disciplines. In managing the DEM-MET Trust, Chapman Capital Management actively recruits money managers which meet the DEM profile to manage a portion of the assets of the trust. These money managers invest their allocated assets in the securities of domestic and foreign issuers which may consist of common stock, or other types of equity investments, or temporary money market funds chosen by Chapman Capital Management. When selecting sub-advisers for the DEM-MET Trust, Chapman Capital Management actively recruits sub-advisers which meet the DEM profile; however, Chapman Capital Management does not discriminate on the basis of race, gender or national origin in the selection of sub-advisers. We refer to this strategy as the DEM Multi-Manager strategy. As of February 28, 2001, Chapman Capital Management had sub-advisory relationships with 14 investment advisors.

         As of February 28, 2001, the DEM-MET Trust had approximately $264 million in assets, representing 44% of Chapman Capital Management's total assets under management.

         Chapman Capital Management also provides investment advisory services to separate accounts under individual investment advisory agreements. Chapman Capital Management manages equity and debt portfolios with varied investment objectives including long term capital appreciation and current income. As of February 28, 2001, approximately 86.8% of the separate accounts under management incorporate the DEM strategy as an investment objective.

         As of February 28, 2001, Chapman Capital Management managed approximately $257 million in assets for separate accounts, of which approximately $223 million was invested under the DEM Strategy.

         MARKETING AND CUSTOMER SERVICE

         Chapman Capital Management's marketing strategy focuses on distribution of its separate account and proprietary investment products through a variety of channels. We seek to market our investment products to public pension fund sponsors, defined contribution plan distributors, and high net worth individuals. Our marketing strategy encompasses distribution of our proprietary products through separate account assignments, wholesale agreements with financial intermediaries and online channels including fund "supermarkets". Additionally, Chapman Capital Management seeks to remain the primary source for investment in the Domestic Emerging Markets.

         Chapman Capital Management targets its marketing efforts to the various types of customers that use its investment advisory and asset management services. Chapman Capital Management's separate accounts are typically large institutional investors. Chapman Capital Management markets to these accounts through customer support activities and personal sales efforts by officers of Chapman Capital Management. This strategy has also been utilized with the DEM-MET Trust due to the small number of large investors that have invested in the trust.

         Chapman Capital Management's proprietary investment products are distributed by The Chapman Co. Chapman Capital Management provides "wholesale" marketing assistance to support The Chapman Co.'s direct retail selling efforts. Chapman Capital Management offers its proprietary investment funds to banks, insurance companies, providers of 401(k) deferred compensation plans and other institutions for resale to their customers. Chapman Capital Management provides support to The Chapman Co. in marketing to institutional resellers and to the institutional resellers' own retail sales forces.

         RESEARCH

         As of February 28, 2001, Chapman Capital Management employed two portfolio managers. Chapman Capital Management currently employs one buy-side analyst to assist the portfolio managers in investment research, monitoring of investment opportunities and the development and maintenance of Chapman Capital Management's proprietary DEM valuation and screening model. Chapman Capital Management also utilizes the research services of The Chapman Co. for coverage on DEM companies.

         DEPENDENCE ON KEY INVESTMENT MANAGEMENT CLIENTS

         As of February 28, 2001, there were three participants in the DEM-MET Trust. The $264 million in assets in the DEM-MET Trust represented 44% of Chapman Capital Management's assets under management as of February 28, 2001. Approximately 51% of our revenue during the year ended December 31, 2000 was derived from the DEM-MET Trust. If the participants of the trust terminate their agreements with the DEM-MET Trust or make substantial withdrawals of their assets, our advisory fee revenue would be materially and adversely affected.

ANNUITY PRODUCTS

         Our insurance subsidiary, The Chapman Insurance Agency, sells annuity products on an agency basis for insurance underwriters such as The Manufacturers Life Insurance Company of North America; however, Chapman Insurance Agency has not had significant operations to date. Chapman Insurance Agency currently offers only variable annuities. Variable annuities are long-term savings vehicles which contain two accounts, a separate and a fixed account. The fixed account usually offers various fixed allocations which are credited with fixed rates of interest for the guaranteed periods selected by the policyholder. Policyholders are able to choose among several available separate account options offered by the insurance underwriter and may transfer monies between the various annuity options on a tax-deferred basis.

         The Chapman Insurance Agency sells products on an agency basis only, meaning that it sells insurance products underwritten by other insurance companies. The Chapman Insurance Agency does not underwrite annuities on its own. Annuity products currently enjoy an advantage over certain other retirement savings products because the payment of federal income taxes on interest credited to annuity policies is deferred during the accumulation period. We believe that the individual annuity business is a growing segment of the savings and retirement market.

         We also seek to expand our insurance operation to include sales of annuity products on an agency basis. We intend to implement this strategy with strategic partners that seek to utilize our internet delivery system for their insurance products. Our implementation of this Internet strategy will, however, require us to register as an insurance agent in all states in which we propose to sell insurance over the Internet.

eCHAPMAN.COM INTERNET PORTAL

         As described above, our management team is currently reconsidering our internet strategy.

         Our eChapman.com online network is designed to appeal to African-Americans, Asian- Americans, Hispanic-Americans and women, as well as the DEM community as a whole.

         eChapman.com seeks to attract the members of the DEM community to our web site by providing lifestyle, educational and cultural, as well as financial services, information with the goal of establishing a dynamic online community. This material is organized around four channels on our web site.

Chapman Network offers:

         o LIFESTYLE PAGES PROVIDING CONTENT ABOUT TRAVEL, FINANCE, FASHION, FOOD, SPORTS, ENTERTAINMENT, HEALTH & WELLNESS, AND FAMILY AND PARENTING ISSUES AND FEATURING PRESENTATIONS BY PERSONALITIES AND CELEBRITIES APPEALING TO THE VARIOUS SEGMENTS OF THE DEM COMMUNITY

         o        International, domestic and business news

         o        Sports and weather

Chapman Trading offers:

         o        Online brokerage services

         o Our proprietary fund, the DEM Equity Fund, as well as any future mutual fund offerings

         o        Research reports

         o        Toll-free call center for personalized assistance

Chapman Education provides:

         o        DEM Index performance information

         o        Tips on investing

Chapman Marketplace offers:

         o Links with other Internet merchants which desire access to the DEM community or segments of it

         SOURCES OF ONLINE REVENUE

         As described above under "--Strategy," our management team is currently reevaluating our Internet strategy. With the exception of on-line trading we have not received any revenues from our online business. We currently seek revenue from our online business in the following ways:

         o Online brokerage commissions, including commissions from our proprietary and other mutual fund sales

         o Investment management fees from increasing assets under management through increased sales of mutual funds

         To the extent we move forward with our online strategy, we may seek revenues from:

         o Advertising revenues from sales of banner ads and links to web sites seeking to reach the DEM community or segments of it

         o Sharing with ecommerce partners in sales generated by visitors coming from our web site

         o        Sales of products through the Chapman Marketplace channel

         BRAND AWARENESS

         To the extent we move forward with our Internet strategy, we may seek to establish brand awareness for our Internet portal through:

         o CONVENTIONAL OFF-LINE ADVERTISING AND PROMOTION, SUCH AS PRINT MEDIA, RADIO AND TELEVISION, EVENT SPONSORSHIP, CONFERENCES AND SEMINARS SPECIFICALLY TARGETED AT THE DEM COMMUNITY AND ITS VARIOUS SEGMENTS

         o Distribution of DEM products through third parties, such as Aetna Retirement Services and Nationwide Retirement Solutions

         o        Online advertising and marketing strategies, including:

                  o        One-to-one banner exchanges

                  o        Basic text links

                  o        Content sponsorship

                  o        E-mail promotions

                  o        Registration with search engines and directories

                  o Registration of alternative domain names, such as chapmanonline.com, africanamericanstocks.com, asianamericanstocks.com, hispanicamericanstocks.com and womenstocks.com, which we expect to lead users to the eChapman.com web site

         ON-LINE TRADING

         Chapman On-Line, Inc. is registered as a broker-dealer with the SEC and in 49 states, the District of Columbia, and Puerto Rico and is a member firm of the NASD. Chapman On-Line provides brokerage services to retail clients through the eChapman.com web site.

         Chapman On-Line charges commissions to these clients for executing buy and sell orders for securities on national and regional exchanges and in the over-the-counter market. Chapman On-Line commenced operations in April 2000 and was not a significant source of our revenue during the year ended December 31, 2000.

         Chapman On-Line clears all transactions for its brokerage customers on a fully-disclosed basis with its clearing agent, which carries and clears all customer securities accounts. The clearing agent may lend funds to our brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of salable securities, cash or cash equivalents. Under the terms of our agreement with the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, we would be obligated to indemnify the clearing agent for any resulting losses.

GOVERNMENT REGULATION

         SECURITIES BROKERAGE AND INVESTMENT BANKING SERVICES

         The securities business is subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the SEC and various state agencies and self-regulatory organizations, such as the NASD.

         The Chapman Co. and Chapman On-Line are each registered as broker-dealers with the SEC and are member firms of the NASD. Much of the regulation of broker- dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the SEC as The Chapman Co.'s primary regulator. The NASD adopts rules, which are subject to approval by the SEC, that govern its members and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. The Chapman Co. is registered as a broker-dealer in 50 states and the District of Columbia and Puerto Rico. Chapman On-Line is registered as a broker-dealer in 49 states, the District of Columbia and Puerto Rico, has applications for registration pending in one state and is a member firm of the NASD.

         Broker-dealers are subject to regulations which cover all aspects of the securities business, including:

                  o        Sales methods and supervision

                  o        Trading practices among broker-dealers

                  o Use and safekeeping of customers' funds and securities

                  o        Record keeping

                  o        Conduct of directors, officers, and employees.

         The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers.

         The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fines, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees.

         The Chapman Co.'s mutual fund distribution business is subject to extensive regulation as to its duties, affiliations, conduct and limitations on fees under the Securities Exchange Act of 1934, the Investment Company Act of 1940, and the regulations of the NASD. The NASD has prescribed rules with respect to maximum commissions, charges and fees related to investment in any mutual fund registered under the 1940 Act.

         As registered broker-dealers and member firms of the NASD, The Chapman Co. and Chapman On-Line are subject to the net capital rule of the SEC. The net capital rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth, which consists of assets minus liabilities, plus qualifying subordinated borrowings less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm's positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition.

         The Chapman Co. has elected to compute its net capital under the standard aggregate indebtedness method permitted by the net capital rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed a 15-to-1 ratio.

         Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the SEC and other regulatory bodies and ultimately may require its liquidation.

         As of December 31, 2000, The Chapman Co., a subsidiary of eChapman.com, had less than the minimum net capital required to meet the SEC net capital rule. This net capital deficiency was corrected as of March 8, 2001, at which time The Chapman Co. was in compliance with the net capital rule and had net capital of $627,000, a net capital requirement of $250,000 and a ratio of aggregate indebtedness to net capital of 1.68-to-1. On March 9, 2001, The Chapman Co. filed a notice of noncompliance with the net capital rule with the SEC and the NASD. The SEC and NASD have not indicated what, if any, action either may take as a result of The Chapman Co.'s net capital noncompliance.

         The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than a specified percentage (currently 120%) of the minimum net capital requirement. Compliance with the net capital rule could limit those operations of The Chapman Co. that require the intensive use of capital, such as underwriting and trading activities, and also could restrict eChapman.com's ability to withdraw capital from The Chapman Co., which in turn, could limit our ability to invest in our operations, pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock. As Chapman On-Line is primarily involved in brokerage activities we do not currently expect that its activities will require intensive use of capital.

         INVESTMENT ADVISORY SERVICES

         Chapman Capital Management's business is subject to various federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and stockholders of registered investment companies. Under these laws and regulations, agencies that regulate investment advisors have broad administrative powers, including the power to limit, restrict, or prohibit an advisor from carrying on its business in the event that it fails to comply with applicable laws and regulations. Possible sanctions that may be imposed include:

                  o        Suspension of individual employees

                  o Limitations on engaging in certain lines of business for specified periods of time

                  o Revocation of investment advisor and other registrations

                  o        Censures

                  o        Fines

         Chapman Capital Management is registered with the SEC under the Investment Advisers Act of 1940 and is subject to examination by the SEC. Under
Section 206 of the Advisers Act, it is unlawful for any investment advisor to:

         o Employ any device, scheme, or artifice to defraud any client or prospective client

         o Engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client

         o Engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative. The Advisers Act imposes numerous other obligations on registered investment advisors including:

                  o        Fiduciary duties

                  o        Recordkeeping requirements

                  o        Operational requirements

                  o        Disclosure obligations

         The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from censure to termination of an investment adviser's registration. Any failure to comply with the requirements of the SEC could have a material adverse effect on eChapman.com.

         An investment advisor to a registered investment company, its principals, and its employees may also be subject to proceedings initiated by the SEC to impose remedial sanctions for violation of any provision of the federal securities laws and the regulations adopted thereunder, and the SEC may prohibit an investment advisor to an investment company from continuing to act in its capacity as an investment advisor to an investment company. Stockholders of registered investment companies or the SEC may also bring an action against the officers, directors, and investment advisor for breach of fiduciary duty in establishing the compensation paid to the investment advisor.

         The mutual funds managed by Chapman Capital Management are registered with the SEC under the Investment Company Act, and the sale of shares in these funds has been registered under the Securities Act. Investment companies such as The Chapman Funds, Inc. and any future registered investment companies established and/or advised by Chapman Capital Management, are subject to considerable substantive regulation. Such companies must comply with periodic reporting requirements. Proxy solicitations are subject to the general proxy rules as well as to special proxy rules applicable only to investment companies. Shares of open-end investment companies, such as the DEM Equity Fund and The Chapman U.S. Treasury Money Fund, can only be offered at a uniform public offering price based on the current net asset value per share plus the sales load.

         No more than 60% of the directors of registered investment companies can be interested persons, defined to include, among others, persons affiliated with the management company or underwriter, and a majority of the directors must not be affiliated with the underwriter. In the case of investment companies, such as The Chapman Funds, which have adopted 12b-1 plans for their portfolios in order to permit these portfolios to pay for distribution expenses, the rules under the Investment Company Act require that no more than 50% of the fund's directors can be interested persons.

         The advisory agreement must have initially been approved by a majority of the outstanding shares and, after two years, must be annually approved, either by the board or by a majority of the outstanding voting shares. The advisory agreement must be subject to termination upon 60 days notice by the board or by a majority of the outstanding voting shares.

         The underwriting agreement must be annually approved by the board or by a vote of a majority of the outstanding voting shares, and must provide for automatic termination in the event of an assignment. With limited exceptions, transactions between the investment company and an affiliate can be entered into only if approved by the SEC, after notice and opportunity for hearing, as fair and equitable.

         Chapman Capital Management derives a large portion of its revenues from its investment company management agreements. Under the Advisers Act, the Company's investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies such as the mutual funds managed by Chapman Capital Management terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in Chapman Capital Management.

         eCOMMERCE AND THE INTERNET

         There are currently a limited number of federal or state laws or regulations that specifically regulate communications or commerce on the Internet. However, federal and state governments are increasingly asserting an intent to more actively regulate the Internet. These efforts include attempts to apply existing laws of general applicability to the Internet, including actions involving:

         o User privacy, including sending of unsolicited email or "spamming"

         o Consumer protection to ensure quality products and services and fair dealing

         o        Media regulation, such as libel and obscenity

         In addition, federal and state legislatures and administrative agencies are beginning to consider or adopt a variety of Internet-specific statutes and regulations. In 1998, Congress passed the Children's On-Line Privacy Protection Act of 1998, which strictly limits the collection of "personal information" by Web sites of information of children under the age of 13 by requiring, among other things, prior parental consent.

         Several states have adopted or are considering adoption of statutes that address "spamming" practices on the Internet.

         Moreover, it may take years to determine the extent to which existing laws relating to issues such as copyright, trademark, trade secrets and other intellectual property law; libel and defamation; and privacy are applicable to the Internet. These current, new and subsequent laws and regulations could adversely affect our business.

         Securities trading and investment advisory services are activities that have drawn particularly intensive scrutiny from regulatory agencies when conducted over the Internet. The recent substantial increase in securities trading over the Internet has created a renewed attention to and concern over the integrity of brokerage firms. As a result, there may be a substantial growth in the volume of regulations and enforcement actions with respect to online brokerage and financial services companies. That growth is expected to be somewhat chaotic and inconsistent since it is expected that a number of government agencies, including foreign government agencies, will attempt to assert jurisdiction over online trading and financial services concerns.

COMPETITION

         We encounter intense competition in our securities and investment advisory businesses. Both The Chapman Co. and Chapman Capital Management compete directly with other larger national securities firms and investment advisors, a significant number of which have greater capital and other resources, including, among other advantages, more personnel and greater marketing, financial, technical and research capabilities. In addition, these firms offer a broader range of financial services than The Chapman Co. and Chapman Capital Management and compete not only with The Chapman Co. and Chapman Capital Management and among themselves but also with commercial banks, insurance companies and others for retail and institutional clients. This competition has intensified with the passage of the Gramm-Leach-Bliley Act, which removed barriers to affiliation between banks, insurance companies and securities firms.

         The mutual investment funds managed by Chapman Capital Management are similarly subject to competition from nationally and regionally distributed funds offering equivalent financial products with returns equal to or greater than those offered by Chapman Capital Management's affiliated investment funds. The investment advisory industry is characterized by relatively low cost of entry and the formation of new investment advisory entities which may compete directly with Chapman Capital Management. Chapman Capital Management's ability to increase and retain assets under management could be materially adversely affected if client accounts or the Chapman Capital Management's affiliated mutual funds under-perform specified market benchmarks. Chapman Capital Management's ability to compete with other investment management firms also depends, in part, on the relative attractiveness of their investment philosophies and methods under prevailing market conditions.

         Our securities brokerage and investment banking businesses are concentrated in the securities industry, which is subject to numerous and substantial risks, particularly in volatile or illiquid markets and in markets influenced by sustained periods of low or negative economic growth. Such risks include the risk of losses resulting from:

         o        Underwriting and ownership of securities

         o        Trading and principal activities

         o        Counterparty failure to meet commitments

         o        Customer fraud

         o        Employee errors

         o Misconduct and fraud (including unauthorized transactions by traders)

         o Failures in connection with the processing of securities transactions

         In addition, our investment banking revenues may decline in periods of reduced demand for public offerings or reduced activity in the secondary markets and when there are reduced spreads on the trading of securities.

         We have also experienced intense competition in our Internet business. The number of web sites competing for the attention and spending of members, users and advertisers has increased, and we expect it to continue to increase. To the extent we move forward with our Internet strategy, we will compete for users, investors and advertisers with the following types of companies:

         o Online services or Web sites targeted at discrete segments of the DEM community,

         o Web search and retrieval and other online service companies, commonly referred to as portals

         o Publishers and distributors of traditional media, such as television, radio and print

         Chapman On-Line currently competes with:

         o        Online brokerages and investment banks

         o        Traditional brokerages and investment banks

         Many of these competitors are larger national firms with access to greater financial, technical, marketing, personnel and other resources. Increased competition from these firms, as well as emerging Internet companies, could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business.

         To remain competitive, we must constantly expand and develop new content areas and services; however, we may not be able to respond to changing consumer preferences and industry standards. eChapman.com may not be able to introduce new products and services before competitors or improve existing products to match competitors' products and services. If we do not timely and continually improve our product and service offerings and introduce new products, our Internet business could be adversely affected.

TRADEMARKS

         We have the right to use the following registered trademarks and common law trademarks pursuant to our non-exclusive royalty-free Service Mark Licensing Agreement with Nathan A. Chapman, Jr.:

         o        Domestic Emerging Markets-Registered Trademark-

         o        DEM-Registered Trademark-

         o        C-Eagle Logo-TM- appearing on the front of this prospectus

         o        DEM Index-TM-

         o        DEM Profile-TM-

         o        DEM Universe-TM-

         o        DEM Community-TM-

         o        DEM Company-TM-

         o        DEM Multi-Manager-TM-

         o        Chapman-TM-

         o        Chapman Education-TM-

         o        Chapman Network-TM-

         o        Chapman Trading-TM-

         o        Chapman Marketplace-TM-

         o        Chapman Kids Club-TM-

         o        eCHAPMAN.COM-TM-

         We regard our trademarks and other intellectual property as critical to our success. We rely on trademark law to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

EMPLOYEES

         As of February 28, 2001, we had 54 full-time employees, including 29 registered representatives.

         We consider our relationship with our employees to be good. Our future success will depend on our ability to identify, attract, retain and motivate highly skilled technical, managerial, sales, marketing and customer service personnel. Competition for these persons is intense. We cannot be sure that we will be able to attract or retain these personnel.

PROPERTIES

         Our principal executive offices are located at the World Trade Center-Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, Maryland 21202 where we lease approximately 10,000 square feet of office space. The lease for these premises expires in October 2005 and we have an option to renew this lease for another five years.

         We also maintain leases in the following cities for our securities brokerage's branch sales offices:

         o        San Francisco, California--three year lease expiring December
                  2001

         o        Chicago, Illinois--one year lease expiring October 2001

         o Dallas, Texas--six month lease with automatic six month extensions

In addition, we lease office space on a month-to-month basis in Philadelphia, Pennsylvania and Memphis, Tennessee.

LEGAL PROCEEDINGS

         eChapman.com is currently a named respondent in an arbitration before the NASD in a matter entitled Roosevelt & Vivian McCorvey v. Nathan Chapman, et al., NASD Arbitration No. 00-04276. This proceeding commenced in October, 2000. The claimants assert violations of (i) Section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)-5 thereunder; (ii) Section 17(a) of the Securities Act of 1933; (iii) the antifraud provisions of the securities laws of the State of Alabama and the District of Columbia; (iv) various provisions of the NASD Conduct and other Rules, including prohibitions against fraud, misrepresentations, omissions, excessive mark-ups, unfair and unjust trading, dealing with business practices; and (v) applicable common law regarding, among other things, fraud, breach of fiduciary duty, breach of contract and intentional, reckless, and/or negligent misrepresentation. These allegations have been made with respect to claimants' purchase and holding of 100 shares of Series B Preferred Stock in The Chapman Co. in November of 1994 for $100,000 which (subsequently representing stock in eChapman.com as a result of various reorganizations) was sold in July, 2000 for approximately $67,000. Claimants demand (i) a sum of money or shares of stock in the Company based on the allegation that they should have received 500,000 shares of Series B Stock in 1994 for their $100,000 investment in The Chapman Co.; (ii) financing costs of approximately $50,000; (iii) punitive damages; (iv) attorneys fees and costs; and (v) interest on amounts due.

         eChapman.com is currently defending an arbitration before the NASD in a matter entitled MTG Partners v. Nathan Chapman, et al., NASD Arbitration No. 00-04875. This proceeding commenced in November, 2000. MTG Partners make essentially parallel allegations to those set forth in the McCorvey arbitration described above and seek parallel relief.

         In connection with these arbitrations, Ferris, Baker Watts, Inc. ("Ferris") made demand upon eChapman.com for indemnification and a defense as required under the agreements between eChapman.com and Ferris in connection with the public offerings involving The Chapman Co. and eChapman.com with respect to which Ferris acted as qualified independent underwriter as required under applicable NASD Rules and in connection with which Ferris delivered a fairness opinion regarding certain aspects of the reorganization of eChapman.com and its subsidiaries. eChapman.com, subject to reserving its rights, has accepted and is providing a defense. A similar agreement runs to the benefit of Tucker Anthony Clear Gull, which also delivered a fairness opinion in connection with the reorganization of eChapman.com and its subsidiaries.

         eChapman.com has filed claims under its various insurance policies with its insurance carrier, which is investigating the extent of any coverage. Deductibles range from $50,000 to $250,000 under these policies. eChapman.com intends to defend vigorously these arbitrations.

                                   MANAGEMENT

Our directors and executive officers are as follows:

NAME                                                            AGE                 PRINCIPAL POSITIONS
----                                                            ---                 -------------------
Nathan A. Chapman, Jr. ................................         43     President, chairman of the board and director
Earl U. Bravo, Sr. ....................................         53     Director, senior vice president, secretary
                                                                       and assistant treasurer
Demetris B. Brown .....................................         44     Treasurer, assistant secretary and chief
                                                                       financial officer
Sabrina Warren Bush ...................................         41     Senior vice president, equity sales
Tracey Rancifer Henderson..............................         31     Senior vice president, corporate development
Vincent McCarley ......................................         46     Senior vice president, public finance
Raymond Haysbert ......................................         81     Director
Mark Jefferson ........................................         33     Director
Adolph Washington .....................................         60     Director
Lottie H. Shackelford..................................         59     Director
Donald V. Watkins......................................         51     Director
Theron Stokes..........................................         48     Director

         NATHAN A. CHAPMAN, JR. has been president of eChapman.com since our inception. Mr. Chapman founded The Chapman Co. in 1986, Chapman Capital Management, Inc. in 1988 and Chapman Insurance Agency, Incorporated in 1987. Mr. Chapman has served as president, chairman of the board and a director of all of these entities since their inception. Mr. Chapman is also the president, chairman of the board and a director of The Chapman Funds, Inc. Prior to founding The Chapman Co., Mr. Chapman was a broker for Alex. Brown and Sons, an investment banking and securities brokerage firm, from 1982 to 1987. Mr. Chapman is a certified public accountant, a general securities principal, registered options principal and registered municipal principal. In July 1999, the University of Maryland Office of the Board of Regents elected Mr. Chapman chairman of the board of regents.

         EARL U. BRAVO, SR. has been a director, senior vice president, secretary and assistant treasurer of eChapman.com since our inception. Mr. Bravo has been employed in various senior executive positions with The Chapman Co., Chapman Capital Management, Inc. and Chapman Insurance Agency, Incorporated since 1990. Mr. Bravo is a general securities principal, financial and operations principal, a registered representative and a registered OTC equity trader. Mr. Bravo holds an MBA from the University of Maryland, College Park.

         DEMETRIS B. BROWN has been treasurer, assistant secretary and chief financial officer since our inception. Mr. Brown has been chief financial officer of The Chapman Co. since 1998. From 1993 to 1998, Mr. Brown was the vice president of finance for the Injured Workers' Insurance Fund, a casualty insurance underwriter. Mr. Brown is a certified public accountant, certified management accountant, financial and operations principal and registered representative.

         SABRINA WARREN BUSH is our senior vice president of equity sales and has served in the same capacity for The Chapman Co. since 1992. Ms. Bush attended the University of Florida and received her M.S. in business with a concentration in finance from The Johns Hopkins University in 1998.

         TRACEY RANCIFER HENDERSON is our senior vice president of corporate development and has served in the same capacity for Chapman Capital Management since 1998. Prior to joining Chapman Capital Management, Ms. Henderson was executive assistant to the Mayor of Memphis, Tennessee and the director of government affairs from 1997 to 1999. From 1996 to 1997, Ms. Henderson was the administrative operations director for the City of Little Rock, Arkansas. Ms Henderson was a graduate research assistant at the Arkansas Institute of Government, a research and policy organization, from 1995 to 1996, and from 1993 to 1995, Ms. Henderson was the special assistant to the United States Secretary of Commerce. Ms. Henderson received her B.A. in Political Science from Rhodes College and her Masters of Public Affairs and Administration from the University of Little Rock.

         VINCENT McCARLEY is our senior vice president of public finance and has served in that capacity for The Chapman Co. since 1998. From 1986 to 1998, Mr. McCarley was a senior vice president at Sieber Branford Shank & Co. LLC and the former Grigsby Branford & Co. where he focused on lease purchase/certificates of participation, infrastructure, school and redevelopment financings. Mr McCarley holds an MBA from Pepperdine University and is a municipal securities principal.

         RAYMOND HAYSBERT has been a director since June 2000. Mr. Haysbert is the retired president and chairman of the Parks Sausage Company, the first African-American controlled publicly traded company, a position he held from 1969 to 1990. Mr. Haysbert is currently a director emeritus of Bell Atlantic Nynex. Mr. Haysbert taught in the School of Business at Morgan State University for 17 years and presently serves as the chairman of the Entrepreneurial Institute at the EDGE Center of Sojourner Douglass College.

         MARK JEFFERSON has been a director since June 2000. In 1999, Mr. Jefferson founded Funburst Media, LLC, an online service provider, for which he also serves as chairman. In 1998, Mr. Jefferson founded and became principal of Envue Technologies, an eCommerce service provider, a position he still holds. Mr. Jefferson served as vice president of CertCo, Inc., an eCommerce security firm from 1997 to 1998. From 1995 to 1997, Mr. Jefferson was a Manager at Cisco Systems, a firm specializing in networking equipment.

         A.D. WASHINGTON has been a director since June 2000. Since 1999, Mr. Washington has served as the vice president of field promotions with Capitol Records in Hollywood, California. From 1996 to 1999, Mr. Washington served as senior vice president of marketing and promotions at Warner Bros. Records. Mr. Washington was the senior vice president of marketing and promotions at MCA
Records from 1991 to 1996. He received his B.A. in Social Sciences from the University of Arkansas at Pine Bluff.

         LOTTIE H. SHACKELFORD has been a director since 2000. Ms. Shackelford has been executive vice president of Global USA, a consulting firm, since 1994. From 1978 to 1992, Ms. Shackelford was city director of Little Rock, Arkansas. In 1988 and 1989, Ms. Shackelford was vice-chair and co-chair, respectively, of the Democratic National Committee.

         DONALD V. WATKINS has been a director since 2000. Mr. Watkins has been president of Donald V. Watkins, PC, a law firm located in Birmingham, Alabama, since 1973.

         THERON STOKES has been a director since 2000. Mr. Stokes has been an attorney for the Alabama Education Association since 1993.

EXECUTIVE COMPENSATION

         The summary compensation and option grants in last fiscal year tables give effect to our acquisitions of The Chapman Co. and Chapman Capital Management, Inc. as if they occurred at January 1, 1998 and set forth compensation paid to our current executive officers.

SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning compensation paid during the last three fiscal years, to our chief executive officer and our other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2000.

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                                        --------------
                                                                                                           AWARDS
                                                                                                        --------------
                                                                                                          SECURITIES
------------------------------------------------------                    ANNUAL COMPENSATION             UNDERLYING
NAME AND PRINCIPAL POSITION                               YEAR         SALARY               BONUS           OPTIONS
---------------------------                               ----         ------               -----       --------------
Nathan A. Chapman, Jr. ...........................        2000        $353,300             $200,000
    President                                             1999        $266,667             $100,000            11,168
                                                          1998        $200,000             $100,000

Vincent McCarley .................................        2000        $153,900                --
    Senior vice president                                 1999        $150,000              $25,000
                                                          1998          75,321              $50,000             1,932

Earl U. Bravo, Sr. ...............................        2000        $128,500              $50,000
  Senior vice president, secretary and assistant          1999        $105,000              $50,000            11,168
   treasurer                                              1998        $105,000              $10,000             9,664


                                       37



Tracey Rancifer Henderson.........................        2000        $100,700              $20,000
    Senior vice president                                 1999        $100,000              $28,046          2,233
                                                          1998         --                    --              --

Demetris B. Brown ................................        2000        $108,500              $44,000
    Chief financial officer                               1999         $90,000              $20,000          --
                                                          1998         --                    --              --

         Ms. Henderson's and Mr. Brown's annual salary and bonus for 1998 was less than $100,000.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF SECURITIES
                                       UNDERLYING                    VALUE OF UNEXERCISED IN-THE-MONEY
                                 UNEXERCISED OPTIONS AT                          OPTIONS AT
                                   DECEMBER 31, 2000                         DECEMBER 31, 2000
                                   -----------------                         -----------------
                                           #                                         $
         NAME               EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
         ----               -----------         -------------         -----------         -------------
Nathan A. Chapman, Jr.         11,168                -0-                  -0-                  -0-
Vincent McCarley                1,932                -0-                  -0-                  -0-
Earl U. Bravo, Sr.             20,832                -0-                  -0-                  -0-
Tracey Rancifer Henderson       2,233                -0-                  -0-                  -0-


1999 eCHAPMAN.COM, INC. OMNIBUS STOCK PLAN

         Our board of directors has established the 1999 eChapman.com, Inc. Omnibus Stock Plan to enable us to grant equity compensation to the our directors, officers, employees and consultants. Our stock plan will be administered by the compensation committee of the board of directors. We have reserved 850,000 shares of our common stock for issuance under our stock option plan.

COMPENSATION OF DIRECTORS

         Directors of the Company receive no cash compensation for their service to the Company as Directors; however, they are reimbursed for all out-of-pocket expenses relating to attendance at meetings of the Board of Directors and any committee thereof. Members of the Board of Directors are eligible to receive stock options pursuant to the Plan.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of March 30, 2001 of:

         o Each person known by us who beneficially owns 5% or more of the outstanding shares of eChapman.com common stock,

         o        Each of our directors,

         o Each executive officer named in the summary compensation table, and

         o all of our directors, director nominees and executive officers as a group.

         Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, will have sole voting and investment power with respect to such shares.

         The number of shares of common stock outstanding used in calculating the percentage for each listed person includes options exercisable within 60 days of March 30 2001 but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 12,578,634 shares of common stock outstanding as of March 30, 2001.

NAME AND ADDRESS OF                              AMOUNT AND NATURE OF
BENEFICIAL OWNER *                               BENEFICIAL OWNERSHIP          PERCENT OF SHARES OUTSTANDING
------------------                               --------------------          -----------------------------
Nathan A. Chapman, Jr.                         9,222,195 shares (1)(2)                      73.3%

Vincent McCarley                                   1,932(3)                                  **

Earl U. Bravo, Sr.                                29,808(4)                                  **

Tracey Rancifer Henderson                          2,233(3)                                  **

Demetris B. Brown                                  2,233(5)                                  **

Theron Stokes                                     19,655(6)                                  **

Lottie H. Shackelford                              1,932(3)                                  **

Donald V. Watkins                                 52,403(7)                                  **

Raymond Haysbert                                   3,864                                     **

Mark Jefferson                                        -0-                                    **

A.D. Washington                                   20,102                                     **

All Directors and Executive Officers as a      9,356,357 shares (1)(8)                      74.03%
   Group (11 Persons)

-----------

* Unless otherwise indicated, the address of each beneficial owner of eChapman.com common stock is c/o eChapman.com, Inc., World Trade Center--Baltimore, Suite 2800, 401 E. Pratt Street, Baltimore, MD 21202
**       Represents less than one percent of the outstanding shares of Common
         Stock.

(1) Includes 262,450 shares held by The Chapman Co. in inventory in its capacity as market-maker that have no voting rights as long as they are held by a subsidiary of eChapman.com and 310,759 shares held by Chapman Capital Management, Inc in investment advisory accounts over which Chapman Capital Management, Inc. exercises voting and/or dispository discretion. Mr. Chapman is President and Director of each of The Chapman Co. and Chapman Capital Management, Inc. Each of The Chapman Co. and Chapman Capital Management, Inc. is an indirect wholly-owned subsidiary of eChapman.com, Inc. Mr. Chapman is President, Chairman and majority stockholder of eChapman.com, Inc. Mr. Chapman disclaims beneficial ownership of the shares held by The Chapman Co. and Chapman Capital
Management, Inc.
(2) Includes 11,168 shares subject to stock options that are currently exercisable.
(3) Consists of shares subject to stock options that are currently exercisable.
(4) Includes 20,832 shares subject to stock options that are currently exercisable.
(5) Mr. Brown owns shares jointly with his spouse.
(6) Includes 2,233 shares subject to stock options that are currently exercisable.
(7) Includes 19,329 shares subject to stock options that are currently exercisable.
(8) Includes 59,659 shares subject to stock options that are currently exercisable.

                              CERTAIN TRANSACTIONS

         The Chapman Co., Chapman Capital Management, Inc. and The Chapman Insurance Agency, Inc. are wholly-owned subsidiaries of Chapman Holdings, Inc., Chapman Capital Management Holdings, Inc. and Chapman Insurance Holdings, Inc., respectively. Each of Chapman Holdings, Inc., Chapman Capital Management Holdings, Inc. and Chapman Insurance Holdings, Inc. is a wholly-owned subsidiary of eChapman.com, Inc.

         Nathan A. Chapman, Jr., the president, chairman and majority stockholder of our company, is the president and a director of each of The Chapman Co., Chapman Capital Management, Inc., The Chapman Insurance Agency, Incorporated and The Chapman Funds, Inc and their respective holding companies. Earl U. Bravo, Sr., a director, senior vice president, secretary and assistant treasurer of eChapman.com, is and officer and director of The Chapman Co. and Chapman Capital Management, Inc., an executive officer of their respective holding companies and secretary and assistant treasurer of The Chapman Funds. Demetris Brown, treasurer, chief financial officer and assistant secretary of eChapman.com, is an executive officer of The Chapman Co.

         Mr. Chapman is president and treasurer and Mr. Bravo is secretary of Chapman General Partner One, Inc., a Maryland corporation and the general partner of Chapman Limited Partnership I, a Maryland limited partnership the operations of which consist solely of the ownership and rental of furniture and equipment to The Chapman Co. The lease is on a month-to-month basis and allows The Chapman Co. to purchase the furniture and equipment at fair value. As of December 31, 2000, The Chapman Co. has not made the purchase. Rent expense under this lease agreement was $98,000, $73,000 and $45,000 for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

         On December 14, 1998, The Chapman Co. and Chapman Capital Management paid $19,536 on behalf of Chapman Limited Partnership I for certain taxes and related payments, interest, and penalties. The Chapman Co. and Chapman Capital Management characterized these 1998 payments as an expense for which they will not be reimbursed by the partnership and which is related to The Chapman Co.'s administration of the partnership. On October 22, 1999, predecessors in interest of each of Chapman Holdings and Chapman Capital Management Holdings each paid $49,018 on behalf of the partnership for the payment of certain taxes and related payments. The predecessors in interest of Chapman Holdings and Chapman Capital Management Holdings each characterized $24,509 of these 1999 payments as an expense for which they will not be reimbursed by the partnership and which is related to the administration of the partnership. The partnership reimbursed the predecessors in interest of each of Chapman Holdings and Chapman Capital Management Holdings $19,000 of the 1999 payments on March 13, 2000.

         On February 22, 2001, Mr. Chapman entered into a promissory note with eChapman.com in the amount of $1,149,639. The promissory note is payable on demand and pays interest at a rate of 5.18% per annum. This promissory note was entered into to consolidate the following notes representing amounts owed by Mr. Chapman to various subsidiaries of eChapman.com:

o Three-year promissory note to The Chapman Co. dated February 11, 1998 in the amount of $176,250, which accrues interest at 5.54% per annum and requires no payments of principal or interest until maturity.

o Three-year promissory note to Chapman Holdings dated March 11, 1998 in the amount of $285,587, which accrues interest at 5.5% per annum.

o Demand promissory note to Chapman Holdings dated May 1, 1998 in the amount of $100,000, which accrues interest at 5.5% per annum.

o Demand promissory note to Chapman Capital Management dated July 2, 1998 in the amount of $45,000, which accrues interest at 5.48% per annum.

o Three year promissory note to Chapman Capital Management Holdings dated August 21, 1998 in the amount of $65,000, which accrues interest at 5.48% per annum.

o Three-year promissory note to Chapman Holdings dated December 31, 1998 in the amount of $51,690, which accrues interest at 4.33% per annum.

o Demand promissory note to Chapman Capital Management Holdings dated July 29, 1999 in the amount of $242,000, which accrues interest at 5.45% per annum. - Three-year promissory note to The Chapman Co. dated December 31, 1999 in the amount of $32,837, which accrues interest at 4.33% per annum.

o Three year promissory note to The Chapman Co. dated March 31, 2000 in the amount of $17,322, which accrues interest at 6.45% per annum.

These notes were issued for purposes unrelated to the businesses of EChapman.com or its subsidiaries.

         In connection with Chapman Capital Management's provision of investment advisory services to The Chapman U.S. Treasury Money Fund (a portfolio of The Chapman Funds, Inc.), Chapman Capital Management was paid $593,568 and $317,980 in advisory and administrative fees for the years ended December 31, 1999 and 2000, respectively. For the years ended December 31, 1999 and 2000, Chapman Capital Management reimbursed The Chapman Funds, on behalf of The Chapman U.S. Treasury Money Fund, $129,879 and $173,736, respectively, under an expense limitation agreement with The Chapman Funds.

         In connection with Chapman Capital Management's provision of investment advisory services to DEM Equity Fund (a portfolio of The Chapman Funds, Inc.), Chapman Capital Management was paid $121,862 and $370,409 in advisory and administrative fees for the years ended December 31, 1999 and 2000, respectively. For the years ended December 31, 1999 and 2000, Chapman Capital Management has reimbursed The Chapman Funds, on behalf of the DEM Equity Fund, $48,092 and $291,343, respectively, under an expense limitation agreement with The Chapman Funds.

         The DEM Index Fund (a portfolio of The Chapman Funds, Inc.) became active in March 1999 and Chapman Capital Management was paid $516 and $2,812 in advisory and administrative fees for the years ended December 31, 1999 and 2000, respectively. Chapman Capital Management reimbursed The Chapman Funds, on behalf of the DEM Index Fund, $146,702 and $167,153 under an expense limitation agreement with The Chapman Funds for the years ended December 31, 1999 and 2000, respectively. The DEM Index Fund has liquidated its portfolio and is no longer active.

         On March 17, 2000, Chapman Capital Management entered into a new ten year expense limitation agreement with The Chapman Funds on behalf of certain of its portfolios, including the DEM Equity Fund and the DEM Index Fund, under which Chapman Capital Management will reimburse the covered portfolios for expenses incurred on behalf of these portfolios in excess of stated percentages of the portfolios' net assets.

         The Chapman Co. is the distributor for The Chapman U.S. Treasury Money Fund and DEM Equity Fund under distribution agreements between The Chapman Co. and The Chapman Funds, Inc. The Chapman Co. receives no compensation for the distribution of shares of The Chapman U.S. Treasury Money Fund. The Chapman Co. was paid $41,399 and $86,791 in management fees and commissions in the years ended December 31, 1999 and 2000, respectively, in connection with its distribution agreement with The Chapman Funds pertaining to the DEM Equity Fund.

         We have entered into a non-exclusive, royalty-free licensing agreement with Mr. Chapman pertaining to our use of the C-Eagle Logo-TM-, Chapman, Chapman Trading-TM-, Chapman Network-TM-, Chapman Education-TM-, Chapman
Marketplace-TM-, Chapman Kids Club-TM-, DEM Index-TM-, DEM Profile-TM-, DEM Universe-TM-, DEM Company-TM-, DEM ComMunity-TM-, DEM Multi-Manager-TM-, eChapman.com-TM-, Domestic Emerging Markets-Registered Trademark-, DEM-Registered Trademark-, trademarks that are owned by Mr. ChapmaN.

         In the past, transactions between eChapman.com and Mr. Chapman and his affiliates have been approved by a majority of the board of directors of eChapman.com, including a majority of the directors who do not have a material financial interest in the transactions, in accordance with Maryland law. eChapman.com intends to continue its practice of obtaining board and disinterested director approval for future transactions with affiliates, including future loans, if any, to Mr. Chapman or other affiliates of eChapman.com. Maryland law does not impose specific numerical restrictions as to the amount of these affiliated transactions and loans, and our board of directors has not adopted a policy which imposes any such restrictions.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of eChapman.com, Inc. consists of 50 million shares of common stock, par value $0.001 per share.

COMMON STOCK

         As of the date of this prospectus, there are12,578,634 shares of our common stock issued and outstanding, held of record by approximately 876 recordholders. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

         In the event of a dissolution, liquidation or winding-up of eChapman.com, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

INDEMNIFICATION

         Our charter provides that eChapman.com will indemnify our currently acting and our former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended. If approved by the board of directors, eChapman.com may indemnify its employees, agents and persons who serve or have served, at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the board of directors. eChapman.com will advance expenses to our directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may in the discretion of the board of directors advance expenses to employees, agents and others who may be granted indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Our charter also provides that, to the fullest extent permitted by the Maryland General Corporation Law as it may be amended from time to time, no director or officer of eChapman.com shall be liable to eChapman.com or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a director or officer, regardless of whether such person is a director or officer at the time of a proceeding in which liability is asserted. Under current Maryland law, the effect of this provision is to eliminate the rights of eChapman.com and its stockholders to recover monetary damages from a director or officer except:

o to the extent that it is proved that the director or officer actually received an improper benefit, or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received, or

o to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         In situations to which the charter provision applies, the remedies available to eChapman.com or its stockholders are limited to equitable remedies such as injunction or rescission.

BUSINESS COMBINATION LAW

         The Maryland General Corporation Law also imposes conditions and restrictions on certain business combinations, including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities, between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock. The statute refers to these beneficial owners as "interested stockholders". Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested stockholder became an interested stockholder. After such five-year period, a business combination with an interested stockholder must be:

o    recommended by the corporation's board of directors; and

o    approved by the affirmative vote of at least

     o    80% of the corporation's outstanding shares entitled to vote and

     o two-thirds of the outstanding shares entitled to vote which are not held by the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a "fair price," as defined in the statute for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for his shares.

eChapman.com is subject to the provisions of this statute; however, eChapman.com's charter exempts

o    Nathan A. Chapman, Jr.

o any person that becomes an interested stockholder as a result of a transfer of securities of eChapman.com under a written agreement to which Mr. Chapman or any affiliate or associate of Mr. Chapman is a party that provides for this exemption,

o the respective affiliates and associates of Mr. Chapman and these transferees.

CONSTITUENCY PROVISION

         Maryland law permits a corporation to include in its charter a constituency provision that allows the board of directors of the corporation, in considering a potential acquisition of control of the corporation, to consider the effect of the potential acquisition of control on stockholders, employees, suppliers, customers, and creditors of the corporation and the communities in which offices or other establishments of the corporation are located. eChapman.com has included such a provision in its charter.

ANTI-TAKEOVER EFFECT

         The charter provisions discussed in "Business Combination Law" and "Constituency Provision" above may reduce the vulnerability of eChapman.com to an unsolicited proposal for takeover. In some circumstances, certain stockholders may consider these provisions to have disadvantageous effects. Takeover offers are frequently made at prices above the market price of the target company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the target company's stock to reach levels that are higher than would otherwise be the case. eChapman.com's charter provisions, as well as the statutory and regulatory provisions mentioned above, may discourage any of these acquisitions, even though these acquisitions might be beneficial to eChapman.com or its stockholders. Accordingly, stockholders could be deprived of the opportunity to sell their stock at prices in excess of current market prices, which often prevail as the result of such occurrences.

                         SHARES ELIGIBLE FOR FUTURE SALE
         eChapman.com common stock is quoted on the Nasdaq National Market. Continued quotation of our common stock on the Nasdaq National Market is conditioned upon our continuing to meet certain asset, capital and surplus, stock price and public float tests. As of March 30, 2001, there are 12,578,634 outstanding shares of eChapman.com common stock. Substantially all outstanding shares of eChapman.com common stock are registered under the Securities Act and, with the exception of shares that are held by eChapman.com "affiliates" as defined in Rule 144 under the Securities Act, are freely transferable. Any person deemed to be an affiliate of eChapman.com may resell their shares without registration only as permitted by Rule 144 under the Securities Act, or under another exemption under the Securities Act.

         No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect the prevailing market price for the common stock and could impair our ability to raise capital through the sale of our equity securities.

         As of March 30, 2001, Mr. Chapman beneficially owns 9,222,194 shares of eChapman.com common stock or approximately 73.3% of our outstanding common stock. Mr. Chapman may resell his shares without registration by complying with Rule 144.

         In general, under Rule 144, a person, or persons whose shares are required to be aggregated, including any of our affiliates, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of:

     o    1% of the then-outstanding shares of common stock; or

     o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale with the Commission.

In addition, any person, or persons whose shares are aggregated, who is not, at the time of the sale, nor during the preceding three months, our affiliate, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or volume limitations described above.

                              PLAN OF DISTRIBUTION

         This prospectus may be used by The Chapman Co. in connection with offers and sales related to market-making transactions in shares of common stock effected from time to time. The Chapman Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

         For a description of certain relationships and transactions between The Chapman Co. and its affiliates and eChapman.com, see "Management," "Certain Transactions" and "Principal Stockholders."

         eChapman.com has been advised by The Chapman Co. that, subject to applicable laws and regulations, The Chapman Co. currently intends to make a market in the common stock. However, The Chapman Co. is not obligated to do so and any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. There can be no assurance that an active trading market will be sustained.

         The Chapman Co., has informed eChapman.com that it does not intend to confirm sales to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

                             STOCKHOLDER INFORMATION

         eChapman.com common stock is traded in the over-the-counter market and prices for eChapman.com common stock are quoted on the Nasdaq National Market under the symbol ECMN. On February 28, 2001, there were approximately 876 record holders of eChapman.com common stock. As of February 28, 2001, there were 12,578,634 outstanding shares of eChapman.com common stock.

PRICE RANGE PER SHARE

         The following table sets forth the high and low bid prices of eChapman.com common stock as reported on the Nasdaq National Market.

                                                                   eCHAPMAN.COM, INC.
                                                                      COMMON STOCK
PERIOD                                                                   (ECMN)

                                                             HIGH                 LOW
2001
         1st Quarter (1)                                     $3 31/32           $2 31/32
2000
         4th Quarter                                         $7 1/8             $2 31/32
         3rd Quarter                                         $7 3/8             $6 7/8
         2nd Quarter (2)                                     $13                $7

-----------------
(1) Through March 22, 2001.
(2) From June 14, 2000.

DIVIDENDS

         eChapman.com has never declared or paid cash dividends on its common stock and does not anticipate doing so in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of the board of directors and will depend upon eChapman.com's earnings, if any, its financial condition, and other relevant factors.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the eChapman.com common stock is UMB Bank, N.A.

                                     EXPERTS

         The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

         eChapman.com, Inc. has filed with the SEC in Washington, DC, a registration statement under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, as some information is omitted in accordance with the rules and regulations of the SEC. For further information with respect to eChapman.com, reference is made to the registration statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the SEC at the public reference facilities maintained by the SEC at Judiciary Plaza Building, 450 Fifth Street, NW, Washington, DC 20549. Descriptions contained in this prospectus as to the contents of any contract or other documents filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document. The SEC maintains a website on the Internet that will contain all future reports, proxy and information statements and other information that eChapman.com is required to file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

         eChapman.com will furnish to its stockholders annual reports containing financial statements for each fiscal year audited by an independent accounting firm.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
eChapman.com, Inc.:

We have audited the accompanying consolidated balance sheet of eChapman.com, Inc. (a Maryland corporation) and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2000, and the period from May 14, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eChapman.com, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year ended December 31, 2000, and the period from May 14, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP


Baltimore, Maryland
March 20, 2001

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
eChapman.com, Inc.:

We have audited the accompanying combined statement of operations and cash flows of Chapman Capital Management Holdings, Inc., Chapman Holdings, Inc. and Chapman Insurance Holdings, Inc. (the Predecessor Companies) for the period from January 1, 1999, to May 14, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of the Predecessor Companies' operations and their cash flows for the period from January 1, 1999, to May 14, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP


Baltimore, Maryland
March 20, 2001
eCHAPMAN.COM, INC.


                               TABLE OF CONTENTS


CONSOLIDATED BALANCE SHEET
  As of December 31, 2000...............................................................1

CONSOLIDATED STATEMENTS OF OPERATIONS
  For the year ended December 31, 2000, and For the period from May 14, 1999
  (inception) to December 31, 1999; and Predecessor Companies For the period from January 1, 1999, to May 14, 1999.................................................2

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  For the year ended December 31, 2000, and For the period from May 14, 1999
  (inception) to December 31, 1999......................................................3

CONSOLIDATED STATEMENTS OF CASH FLOWS
  For the year ended December 31, 2000, and For the period from May 14, 1999
  (inception) to December 31, 1999; and Predecessor Companies For the period from January 1, 1999, to May 14, 1999.................................................4

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS.................................5


 The accompanying notes are an integral part of this consolidated balance sheet.

                               eCHAPMAN.COM, INC.


                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2000



ASSETS:
   Cash and cash equivalents                                             $   2,554,000
   Cash deposits with clearing organization                                  1,372,000
   Investments, available for sale                                             358,000
   Receivables from brokers and dealers                                        484,000
   Management fees receivable                                                  489,000
   Advances to officer/employee                                              1,150,000
   Office equipment, net                                                        93,000
   Prepaids and other assets                                                   892,000
   Intangible assets, net                                                   23,867,000
                                                                         -------------
Total assets                                                             $  31,259,000
                                                                         =============
LIABILITIES AND STOCKHOLDERS' EQUITY:
   Accounts payable and accrued expenses                                 $   1,417,000
   Margin loan payable                                                         884,000
   Other liabilities                                                           150,000
                                                                         -------------
Total liabilities                                                            2,451,000
                                                                         -------------
COMMITMENTS AND CONTINGENCIES (NOTES 3 AND 5)
STOCKHOLDERS' EQUITY:
   Common stock, $.001 par value, 50,000,000 shares authorized,
    14,458,311 and 12,621,987 shares issued and outstanding,
    respectively                                                                13,000
   Additional paid-in capital                                               37,774,000
   Accumulated deficit                                                      (7,220,000)
   Cumulative realized loss on trading of proprietary stock of
    company held by subsidiary                                                (307,000)
   Proprietary stock of company held by subsidiary, at cost                   (884,000)
   Accumulated comprehensive income adjustment                                (568,000)
                                                                         -------------
Total stockholders' equity                                                  28,808,000
                                                                         -------------
Total liabilities and stockholders' equity                               $  31,259,000
                                                                         =============


The accompanying notes are an integral part of this consolidated balance sheet.

                               eCHAPMAN.COM, INC.


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 2000, AND
                 FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO
              DECEMBER 31, 1999; AND COMBINED PREDECESSOR COMPANIES
               FOR THE PERIOD FROM JANUARY 1, 1999, TO MAY 14, 1999

                                                                              PREDECESSOR
                                                       COMPANY                 COMPANIES
                                            ------------------------------  ----------------
                                                 2000            1999             1999
                                            ---------------  -------------  ----------------
REVENUE:
   Commissions                              $    3,043,000    $  2,454,000   $    1,781,000
   Underwriting and management fees              1,113,000         947,000          221,000
   Investment management fees                    5,237,000       2,766,000        1,516,000
   Interest, dividends and other income            623,000         557,000          145,000
   (Loss) gain on trading                         (672,000)        (51,000)         210,000
                                            ---------------  -------------  ----------------
Total revenue                                    9,344,000       6,673,000        3,873,000
   Interest expense                                264,000         137,000          106,000
                                            ---------------  -------------  ----------------
Net revenue                                      9,080,000       6,536,000        3,767,000
                                            ---------------  -------------  ----------------
EXPENSE:
   Compensation and benefits                     4,936,000       3,318,000        1,538,000
   Floor brokerage and clearing fees               591,000         432,000          270,000
   Management fees                               1,658,000         978,000          546,000
   Travel and business development                 408,000         443,000          212,000
   Professional fees                               582,000         998,000          517,000
   Advertising, promotion and publicity            858,000         647,000          261,000
   Depreciation and amortization expense           894,000         196,000          136,000
   Other operating expense                       3,368,000       2,468,000          745,000
                                            ---------------  -------------  ----------------
Total expense                                   13,295,000       9,480,000        4,225,000
                                            ---------------  -------------  ----------------
Loss before minority interest and income
 tax benefit                                    (4,215,000)     (2,944,000)        (458,000)
MINORITY INTEREST                                  701,000       1,030,000               --
                                            ---------------  -------------  ----------------
Loss before income tax benefit                  (3,514,000)     (1,914,000)        (458,000)
INCOME TAX BENEFIT                                      --              --         (101,000)
                                            ---------------  -------------  ----------------
Net loss                                    $   (3,514,000) $   (1,914,000)  $     (357,000)
                                            ===============  ============= =================
BASIC AND DILUTIVE EARNINGS PER SHARE
DATA:
   Net loss                                 $         (.26) $         (.15)
                                            ===============  =============
   Weighted average shares outstanding          13,535,000      13,195,000
                                            ===============  =============

The accompanying notes are an integral part of these consolidated and combined statements.

                               eCHAPMAN.COM, INC.


           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 2000, AND
                 FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO
                                DECEMBER 31, 1999



                                                                                                          CUMULATIVE
                                                                                                       REALIZED LOSS ON
                                                                                                            TRADING
                                                                                                          PROPRIETARY
                                                     ADDITIONAL                                        STOCK OF COMPANY
                                                      PAID-IN        COMPREHENSIVE      ACCUMULATED    BY SUBSIDIARY OF
                                     COMMON STOCK     CAPITAL            INCOME           DEFICIT           COMPANY
                                   ---------------  -------------   --------------    --------------- -----------------
BALANCE, MAY 14, 1999                  $   --         $       --       $        --    $          --     $         --
   Equity from consolidation of
    entities under common control       8,000         13,148,000                --      (1,792,000)          (70,000)
   Net loss                                --                 --                --      (1,914,000)               --
   Proprietary trading stock held
    ininventory, at cost                   --                 --                --              --                --
   Realized loss on trading of
    proprietary stock of company
    held by subsidiary                     --                 --                --              --           (91,000)
                                   ---------------  -------------   --------------    --------------- -----------------
BALANCE, DECEMBER 31, 1999              8,000         13,148,000                --      (3,706,000)         (161,000)
   Realized loss on trading of
    proprietary stock of company
    held by subsidiary                     --                 --                --              --          (146,000)
   Merger of CHI,
    CCMH and CIA                        5,000             (5,000)                --             --                --
   Comprehensive income:
     Net loss                              --                 --       $(3,514,000)     (3,514,000)               --
     Unrealized loss on securities         --                 --          (568,000)             --                --
                                                                    --------------
Comprehensive income                       --                 --       $(4,082,000)             --                --
                                                                    ==============
   Minority interest step-up               --         24,297,000                --              --                --
   Net proceeds from initial
    public offerings                    1,000         12,059,000                --              --                --
   Proprietary trading stock hold
    in inventory                           --                                   --              --                --
   Retirement of proprietary stock      (1,000)      (11,725,000)               --              --                --
                                   ---------------  -------------   --------------    --------------- -----------------
                                        13,000     $  37,774,000       $        --    $ (7,220,000)     $   (307,000)
                                   ===============  =============   ==============    =============== =================



                                                        ACCUMULATED          TOTAL
                                      PROPRIETARY      COMPREHENSIVE     STOCKHOLDERS'
                                         STOCK            INCOME            EQUITY
                                    -------------      -------------     -------------
BALANCE, MAY 14, 1999                $         --       $         --    $           --
   Equity from consolidation of
    entities under common control        (884,000)                --        10,410,000
   Net loss                                    --                 --        (1,914,000)
   Proprietary trading stock
    held in inventory, at cost             42,000                 --            42,000
   Realized loss on trading of
    proprietary stock of company
    held by subsidiary                         --                 --           (91,000)
                                    -------------      -------------     -------------
BALANCE, DECEMBER 31, 1999               (842,000)                --         8,447,000
   Realized loss on trading of                 --
    proprietary stock of company
    held by subsidiary                                            --          (146,000)
   Merger of CHI,
    CCMH and CIA                               --                 --                --
   Comprehensive income:
     Net loss                                  --                 --        (3,514,000)
     Unrealized loss on securities             --           (568,000)         (568,000)

Comprehensive income                           --                 --

   Minority interest step-up                   --                 --        24,297,000
   Net proceeds from initial                   --
    public offerings                                              --        12,060,000
   Proprietary trading stock hold
    in inventory                          (42,000)                --           (42,000)
   Retirement of proprietary stock                                --       (11,726,000)
                                    -------------      -------------     -------------
                                    $    (884,000)      $   (568,000)   $   28,808,000
                                    =============      =============     =============



The accompanying notes are an integral part of these consolidated statements.

                               eCHAPMAN.COM, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 2000, AND
                 FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO
             DECEMBER 31, 1999; AND COMBINED PREDECESSOR COMPANIES
              FOR THE PERIOD FROM JANUARY 1, 1999, TO MAY 14, 1999




                                                                              PREDECESSOR
                                                       COMPANY                 COMPANIES
                                            ------------------------------  ---------------
                                                 2000            1999             1999
                                            --------------  --------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                 $  (3,514,000)  $   (1,914,000) $     (357,000)
   Deferred taxes                                      --               --        (101,000)
   Adjustments to reconcile net loss to
   net cash from operating activities:
     Depreciation and amortization expense        894,000          196,000         136,000
     Minority interest                           (701,000)      (1,030,000)             --
     Effect from changes in assets and
     liabilities-
       Receivables from brokers and
        dealers                                   100,000          (28,000)        (54,000)
       Management fees receivable                  86,000           53,000        (146,000)
       Prepaids and other assets                1,000,000         (353,000)        154,000
       Accounts payable and accrued
        expenses                                   47,000          150,000         225,000
       Other liabilities                         (163,000)         (27,000)         33,000
                                            --------------  --------------  ---------------
Net cash from operating activities             (2,251,000)      (2,953,000)       (110,000)
                                            --------------  --------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                               --           (9,000)        (49,000)
   Purchase of investments                       (331,000)              --        (100,000)
   Advances to officer/employee                   (90,000)        (127,000)       (108,000)
                                            --------------  --------------  ---------------
Net cash from investing activities               (421,000)        (136,000)       (257,000)
                                            --------------  --------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from initial public
    offering, net                              12,060,000               --              --
   Payment on the retirement of treasury
    stock                                     (11,726,000)              --              --
                                            --------------  --------------  ---------------
Net cash from financing activities                334,000               --              --
                                            --------------  --------------  ---------------
NET DECREASE IN CASH AND CASH EQUIVALENTS      (2,338,000)      (3,089,000)       (367,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD                                         6,264,000        9,353,000       9,720,000
                                            --------------  --------------  ---------------
CASH AND CASH EQUIVALENTS, END OF PERIOD    $   3,926,000   $    6,264,000   $   9,353,000
                                            ==============  ==============  ===============


The accompanying notes are an integral part of these consolidated and combined statements.

                               eCHAPMAN.COM, INC.

             NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS


1.       ORGANIZATION AND BUSINESS:

eChapman.com, Inc. (eChapman) was formed on May 14, 1999, and is designed to bring together the financial services capabilities of The Chapman Co., Chapman Capital Management, Inc. and Chapman Insurance Agency Incorporated, while taking advantage of the unique opportunities presented by the growth of the Internet. The web site will offer both financial services and a variety of lifestyle, educational and cultural content selected to appeal particularly to Africian-Americans, Asian-Americans, Hispanic-Americans and women. These groups are collectively referred to as Domestic Emerging Markets (DEM).

Effective June 20, 2000, Chapman Holdings, Inc., Chapman Capital Management Holdings, Inc. and Chapman Insurance Holdings, Inc. merged into separate wholly owned subsidiaries of eChapman (collectively, the Company). Also, effective on June 20, 2000, eChapman completed its initial public offering (IPO) of 1,260,000 shares of common stock at $13 per share. eChapman received net proceeds of approximately $12,060,000.

The merger of Chapman Holdings, Inc. (CHI), Chapman Capital Management Inc. (CCMHI), and Chapman Insurance Holdings, Inc.(CIH), Inc. into wholly owned subsidiaries of eChapman was accounted for as a combination of entities under common control; thus, the portion of the combined entities not under common control was stepped-up in basis to the fair market value at the date of the IPO. The step-up in basis generated approximately $24.3 million in goodwill. Because the merger of CHI, CCMHI, CIH and eChapman is a merger of entities under common control, the merger was accounted for similar to a pooling of interest and thus all activity of eChapman prior to the merger has been restated to consolidate the entities under common control and to show a minority interest for the portion of these entities not under common control.

eChapman did not have any operations, except for organizational matters, up until June 30, 1999. The operations of eChapman from July 1, 1999 to June 20, 2000 consisted mainly of costs incurred for salary and benefit expenses and professional fees related to organizing eChapman and designing and developing its web site. Until June 30, 2000, eChapman was in the preliminary stages of designing and developing its website. Those costs included conceptual formulation, evaluation, technology requirements and vendor software and consultant selection. Those costs have been expensed as incurred in accordance with SOP 98-1. During the third quarter 2000, eChapman entered the development application stage and during the fourth quarter, entered the operational stage. All costs incurred during each stage were properly evaluated and expensed or capitalized in accordance with SOP-98-1.

The Predecessor Companies accompanying financial statements for the period of January 1, 1999 to May 14, 1999 consist of the combined results of operations and cash flows of CHI, CCMHI and CIH for the period. These combined statements are being presented to show the activity of the companies prior to the existence of eChapman on May 14, 1999.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying consolidated and combined financial statements are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. All significant intercompany balances have been eliminated in consolidation or combination. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates in the accompanying financial statements are the reserve deferred income tax benefit, the useful lives for fixed and intangible assets, and the results from the capital violation (see Note 5) and arbitrations (see Note 3).

MANAGEMENT FEES

The Company paid Deutsche Bank custodian fees for acting as trustee and custodian for the trust. Those fees are included in management fees in the accompanying consolidated and combined statements of operations for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999, and the period January 1, 1999 to May 14, 1999.

CASH AND CASH EQUIVALENTS

Included in cash and cash equivalents as of December 31, 2000, is $948,000 in cash invested in a mutual fund and $351,000 of cash invested in the Chapman U.S. Treasury Money Fund, a fund managed by Chapman Capital Management, Inc., an affiliate.

INVESTMENTS

Investments as of December 31, 2000, consist of investments in common stock of privately held companies. The cost of those investments approximates market. Also, included in investments is an investment in DEM Index Fund, an affiliate, which is carried at market value. As of December 31, 2000, the investments held were classified as available for sale in accordance with Statement of Financial Accounting Standards 115.

TREASURY STOCK

The Chapman Co. is also the market maker for eChapman. However, as eChapman is the parent of The Chapman Co., all purchases and sales of eChapman's stock by The Chapman Co. have been accounted for as treasury stock transactions in the accompanying consolidated financial statements. As of December 31, 2000, The Chapman Co. held 217,000 shares of eChapman's stock in inventory.

The Company has a margin loan payable balance of $884,000 as of December 31, 2000 which was used to purchase eChapman's stock. This margin loan bears interest at a variable rate. This rate was 8.22 percent as of December 31, 2000. Interest expense on the margin loan for the year ended December 31, 2000, the period of May 14, 1999 to December 31, 1999, and January 1, 1999 to May 14, 1999, was approximately $264,000, $137,000 and $106,000, respectively. The Company also had cash on deposit with the clearing agent of $1,372,000 as of December 31, 2000. The securities purchased with the funds are held by the clearing agent as collateral. The margin loan is due and repaid as the securities are sold.

FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, investments, receivables, advances, accounts payable and accrued expenses, margin loan payable and other liabilities approximate fair value.

EARNINGS PER SHARE

Earnings per share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period the calculation is made. Common equivalent shares consist of shares issuable upon the exercise of stock options, using the treasury stock method. The weighted basic and diluted average shares outstanding for the year ended December 31, 2000 and period May 14, 1999 to December 31, 1999, was the weighted basic average common shares outstanding because the loss for the period presented made the common stock equivalents antidilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company will adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" and SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" on January 1, 2001. This standard requires the Company to recognize all derivatives, as defined in the Statement, on the balance sheet at fair value. The Company has determined that this pronouncement does not have a material impact on the consolidated financial statements.

INTANGIBLE ASSETS

Intangible assets consist of two non-compete agreements of $300,000 being amortized over 3 years related to the DEM-MET acquisition and $75,000 being amortized over 2 years related to the Chapman On-Line acquisition. Intangible assets also include goodwill of $24.3 million, being amortized over 20 years, related to the merger, $70,000 being amortized over 15 years related to the Chapman On-Line acquisition and $640,000 in DEM-MET acquisition costs being amortized over 5 years. Amortization expense for the year ended December 31, 2000, period of May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, was $811,000, $127,000 and $115,000 respectively.

SEGMENT REPORTING

The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" as of December 31, 1998, and has identified three distinct operating segments: securities brokerage and investment banking services, investment advisory and management services, and internet portal operations. The accounting policies for those segments are the same as those described in the summary of significant accounting policies. Certain intangible assets are not allocated to distinct segments and are recorded at the corporate level. The Company evaluates performance based on profit or loss from operations before income taxes. The Company's reportable segments for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999, and the period January 1, 1999 to May 14, 1999, are strategic business units that offer different services.

                                            YEAR ENDED DECEMBER 31, 2000
                       ---------------------------------------------------------------------
                        SECURITIES
                        BROKERAGE
                           AND        INVESTMENT
                        INVESTMENT   ADVISORY AND     INTERNAL     AMOUNT NOT
                         BANKING      MANAGEMENT       PORTAL      ALLOCATED        TOTAL
                         SERVICES      SERVICES      OPERATION    TO SEGMENTS   CONSOLIDATED
                       ------------  ------------   ------------  ------------  ------------
Revenue from
 external customers    $  4,133,000  $  5,237,000   $         --  $     23,000  $  9,393,000
Interest revenue            328,000       124,000             --       171,000       623,000
Loss on trading            (672,000)           --             --            --      (672,000)
                       ------------  ------------   ------------  ------------  ------------
Total                  $  3,789,000  $  5,361,000   $         --  $    194,000  $  9,344,000
                       ============  ============   ============  ============  ============
Interest expense       $    264,000  $         --   $         --  $         --  $    264,000
Depreciation and
 amortization                76,000       156,000         21,000       641,000       894,000
Segment loss             (2,187,000)      228,000     (1,554,000)     (702,000)   (4,215,000)
Segment assets            3,442,000     1,416,000      1,798,000    24,603,000    31,259,000

                                         MAY 14, 1999 TO DECEMBER 31, 1999
                       ---------------------------------------------------------------------
                        SECURITIES
                        BROKERAGE
                           AND        INVESTMENT
                        INVESTMENT   ADVISORY AND     INTERNET     AMOUNT NOT
                         BANKING      MANAGEMENT       PORTAL      ALLOCATED        TOTAL
                         SERVICES      SERVICES      OPERATION    TO SEGMENTS   CONSOLIDATED
                       ------------  ------------   ------------  ------------  ------------
Revenue from
 external customers    $  3,357,000  $  2,766,000   $         --  $     44,000  $  6,167,000
Interest revenue            282,000       275,000             --            --       557,000
Loss on trading             (51,000)           --             --            --       (51,000)
                       ------------  ------------   ------------  ------------  ------------
Total                  $  3,588,000  $  3,041,000   $         --  $     44,000  $  6,673,000
                       ============  ============   ============  ============  ============
Interest expense       $    137,000  $         --   $         --  $         --  $    137,000
Depreciation and
 amortization                50,000       146,000             --            --       196,000
Segment loss             (1,641,000)     (755,000)      (281,000)     (267,000)   (2,944,000)
Segment assets            7,514,000     4,188,000        934,000            --    12,636,000


                                              JANUARY 1, 1999 TO MAY 14, 1999
                                        -----------------------------------------
                                         SECURITIES
                                         BROKERAGE
                                            AND        INVESTMENT
                                         INVESTMENT   ADVISORY AND
                                          BANKING      MANAGEMENT        TOTAL
                                          SERVICES      SERVICES     CONSOLIDATED
                                        ------------  ------------   ------------
Revenue from external customers         $  2,002,000  $  1,516,000   $  3,518,000
Interest revenue                              80,000        65,000        145,000
Gain on trading                              210,000            --        210,000
                                        ------------  ------------   ------------
Total                                   $  2,292,000  $  1,581,000   $  3,873,000
                                        ============  ============   ============
Interest expense                        $    100,000  $      6,000   $    106,000
Depreciation and amortization                 21,000       115,000        136,000
Segment loss                                (259,000)      (98,000)      (357,000)
Segment assets                             9,047,000     5,078,000     14,125,000

All revenue and Company activities are within the United States.

COMPREHENSIVE INCOME

The Company has reported other comprehensive income for the year ended December 31, 2000 for the unrealized losses on investments in DEM and a mutual fund of $79,000 and $489,000, respectively, recorded as a component of stockholders' equity.

REVENUE RECOGNITION

The Company records commission revenue and related expenses on a trade date basis as the securities transactions occur. Management fees are recognized in the period the services are provided, and underwriting fees are recognized when the transactions close.

VOLATILITY OF BUSINESS

The Company's revenues and operating results may fluctuate from month to month, quarter to quarter and year to year due to a combination of factors, including the number of underwriting transactions in which the Company participates, access to public markets for companies in which the Company has invested as a principal, the level of institutional and retail brokerage transactions, and expenses of establishing new business units. The Company's revenues from an underwriting transaction are recorded only when the underwritten security commences trading; accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's operating results. As a result, the Company could experience losses if demand for the above transactions declines faster than the Company's ability to change its cost structure.

In the normal course of operations of an investment manager, clients add investments to and withdraw investments from the asset portfolio. This activity is done by clients as they continue to make investment decisions and diversify their portfolio. The earnings from investment management is effected by the additions and withdrawals of investments under management.

OFFICE EQUIPMENT

Office equipment is depreciated using the straight-line method over the estimated useful life of 3 to 5 years. As of December 31, 2000, accumulated depreciation was 148,000. Depreciation expense was $83,000, $69,000 and $21,000, respectively, for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

TRANSACTIONS WITH CLEARING ORGANIZATION

The Company is required to have cash on deposit with its clearing agent for general trading purposes. In addition, receivables from and payables to the clearing organization arise from cash settlements on ordinary trading activity and clearing expenses.

Proprietary accounts held at the clearing organization (PAIB Assets) are considered allowable assets in the computation of net capital pursuant to an agreement between the Company and the clearing organization which requires, among other things, for the clearing organization to perform a computation of PAIB Assets similar to the customer reserve computation set forth in Rule 15c3-3.

INCOME TAXES

The Company accounts for income taxes under the liability method, whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

3.       COMMITMENTS AND CONTINGENCIES:

The Company has entered into an operating lease agreement for office facilities which expires on October 15, 2005. Rent expense under this agreement was $219,000, $130,000 and $79,000 for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

The Company leases furniture and equipment from the Chapman Limited Partnership I (the Partnership), an entity in which certain officers and stockholders of the Company are partners. The lease is on a month-to-month basis and allows the Company to purchase the furniture and equipment at fair value. As of December 31, 2000, the Company has not made the purchase. Rent expense under this lease agreement was $98,000, $73,000 and $45,000 for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

The Company leases computer equipment through a non-cancellable operating lease with a three-year lease term. The lease requires monthly rent payments of $8,500 a month and expires in July 2002. Rent expense under this lease was $101,000, $54,000 and $33,000 for year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively.

The Company clears all transactions for its brokerage customers through its clearing agent, which carries and clears all customer securities accounts. The clearing agent also lends funds to the Company's brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of saleable securities, cash or cash equivalents. Pursuant to the terms of the agreement between the Company and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, the Company would be obligated to indemnify the clearing agent for any resulting losses. For the years ended December 31, 2000, for year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, respectively, the Company did not incur such losses.

Securities brokerage firms become parties to arbitrations brought by dissatisfied customers in the general course of business. The Company has been and is currently a party to such proceedings, none of which has resulted or which management believes will result in any material liability.

4.       INCOME TAXES:

A reconciliation of the statutory income taxes to the recorded income tax benefit is as follows:

                                                                                PREDECESSOR
                                                         COMPANY                  COMPANIES
                                              -----------------------------     -------------
                                                  2000             1999             1999
                                              -------------   -------------     -------------
Statutory tax (at 35 percent rate)            $ (1,230,000)   $   (670,000)     $   (160,000)
Effect of state income taxes                      (246,000)       (134,000)          (32,000)
Effect of permanent book to tax                     61,000          32,000            20,000
 differences                                       250,000              --                --
Non-deductible goodwill
Valuation allowance                              1,165,000         772,000            71,000
                                              -------------   -------------     -------------
Income tax benefit                            $         --    $         --      $   (101,000)
                                              =============   =============     =============

The components of the income tax benefit for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and January 1, 1999 to May 14, 1999, are as follows:

                                                                               PREDECESSOR
                                                        COMPANY                 COMPANIES
                                              -----------------------------   --------------
                                                   2000            1999            1999
                                              ------------     ------------   --------------
Federal
   Current                                     $        --      $       --     $        --
   Deferred                                        971,000         643,000         143,000
State:
   Current                                              --              --              --
   Deferred                                        194,000         129,000          29,000
                                              ------------     ------------   --------------
                                                 1,165,000         772,000         172,000
                                              ------------     ------------   --------------
Valuation allowance                             (1,165,000)       (772,000)        (71,000)
                                              ------------     ------------   --------------
Income tax benefit                             $        --      $       --     $  (101,000)
                                              ============     ============   ==============


The Company's deferred income tax asset as of December 31, consist of the following:

Deferred tax asset:
   NOL carryforward                                                      $   1,230,000
   Cash to accrual                                                             339,000
   Other                                                                       146,000
   Unrealized loss on investment securities                                    222,000
                                                                         -------------
Total                                                                        1,937,000
                                                                         -------------
Valuation allowance                                                         (1,937,000)
                                                                         -------------
Net deferred tax asset recorded on the consolidated balance sheets       $          --
                                                                         =============

A valuation reserve was applied against the net deferred tax asset as of December 31, 2000, as its realization was not more likely than not to be realized.

5.       REGULATORY REQUIREMENTS:

Pursuant to the requirements of the Securities and Exchange Commission's (SEC) Uniform Net Capital Rule (Rule 15c3-1), The Chapman Co. is required to maintain net capital, as defined, of not less than $250,000 and a ratio of aggregate indebtedness to net capital, as defined, not to exceed 15 to 1. As of December 31, 2000, The Chapman Co. had deficit net capital of $221,000 and a ratio of aggregate indebtedness to net capital of 14.4 to 1. A notice of noncompliance was filed on March 9, 2001, with the SEC and the National Association of Securities Dealers, Inc. (NASD). Subsequent to December 31, 2000, management took actions to cure the net capital noncompliance.

Pursuant to the requirements of the Securities and Exchange Commission's (SEC) Uniform Net Capital Rule (Rule 15c3-1), Chapman On-Line is required to maintain net capital, as defined, of not less than $250,000 and a ratio of aggregate in indebtedness to net capital, as defined, not to exceed 15 to 1. As of December 31, 2000, Chapman On-Line had net capital of $428,000 and a ratio of aggregate indebtedness to net capital of .13 to 1.

The Chapman Co. and Chapman On-Line are subject to compliance with various SEC and NASD regulations. During 2000, the SEC and NASD performed a periodic review of The Chapman Co.'s records and procedures for compliance with its requirements. The Chapman Co. was in violation of its net capital requirements. This violation may subject The Chapman Co. to fines and other penalties. As the SEC and NASD have not completed their review, the amount, if any, of fines or other penalties, is not known and not recorded in the consolidated financial statements. Also, if any penalties imposed on The Chapman Co. restrict the ability of The Chapman Co. or its employees to undertake any brokerage or other activities, such penalties may have a material adverse effect on the Company's ability to operate the broker-dealer business.

6.       STATEMENTS OF CASH FLOWS-SUPPLEMENTAL DISCLOSURE:

Supplemental cash flow disclosure for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999, was as follows:

                                                                              PREDECESSOR
                                                       COMPANY                 COMPANIES
                                              ----------------------------    ------------
                                                  2000            1999            1999
                                              ------------    ------------    ------------
Cash paid-
   Interest                                   $    264,000    $    171,000    $    104,000
   Income taxes                                         --           3,000           2,000


7.       EMPLOYEE SAVINGS PLAN:

The Company's Retirement Savings Plan, a 401(k) plan, provides participants a mechanism for making contributions for retirement savings. Each participant may make pre-tax and after-tax contributions based upon eligible compensation. The Company may make discretionary contributions based on the participants' compensation for the plan year. The Company elected not to contribute to the plan for the periods presented.

8.       OMNIBUS STOCK PLAN:

In 1998, Chapman Holdings and Chapman Capital Management Holdings started an Omnibus Stock Plan (the Plan) to enable selected management, employees, consultants and directors to acquire interest in Chapman Holdings and Chapman Capital Management Holdings through ownership of common stock. The options vested on the grant date and have a three-year term. Those options were converted to eChapman options in June 2000. The grant date, expiration date and vesting period did not change. A summary of the status of the Company's option plan as of December 31, 2000, and changes during the year is presented below:

                                                                        WEIGHTED-AVERAGE
                                                            SHARES       EXERCISE PRICE
                                                         ------------  ------------------
Outstanding as of May 14, 1999                              136,510          $4.49
   Exercised                                                     --             --
   Forfeited                                                     --             --
                                                         ------------
Outstanding as of June 20, 2000                             136,510           4.49
   Exercised                                                 (3,966)          4.27
   Forfeited                                                 (1,352)          4.92
                                                         ------------
Outstanding as of December 31, 2000                         131,192           4.51
                                                         ============

The range of exercise prices for the stock options was $3.76 to $4.92. The weighted average exercise price was $4.51.

The Company accounts for its stock-based compensation plans as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation," which allows the Company to follow Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees" and recognize no compensation cost for options granted at fair market prices. The Company has computed, for pro forma disclosure purposes, the value of all compensatory options granted during 1998, using the Black-Scholes option pricing model. The following assumptions were used for grants for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and the period January 1, 1999 to May 14, 1999:

                                                                               PREDECESSOR
                                                      COMPANY                   COMPANIES
                                          -------------------------------      ------------
                                              2000              1999               1999
                                          ------------       ------------      ------------
Risk free interest rate                          5.06%       4.51 - 5.32%      4.51 - 5.32%
Expected dividend yield                          0.00%              0.00%             0.00%
Expected volatility                             32.00%       59.0 - 86.0%      59.0 - 86.0%


Options were assumed to be exercised upon vesting for the purposes of this valuation. Had compensation costs for compensatory options been determined consistent with SFAS No. 123, the Company's pro forma net income and earnings per share information reflected on the accompanying consolidated statements of operations would have been decreased to the following "as adjusted" amount for the year ended December 31, 2000, the period May 14, 1999 to December 31, 1999 and January 1, 1999 to May 14, 1999:



                                                                              PREDECESSOR
                                                      COMPANY                  COMPANIES
                                         ------------------------------     ---------------
                                              2000              1999              1999
                                         -------------    -------------     ---------------
Net loss:
   As reported                           $ (3,514,000)    $ (1,914,000)     $   (357,000)
   As adjusted                             (3,568,000)      (1,950,000)         (379,000)
Basic and dilutive earnings:
   Per share-
     As reported                                 (.26)            (.15)
     As adjusted                                 (.26)            (.15)

9.       RELATED PARTY TRANSACTIONS:

As of December 31,2000, the Company had outstanding advances to its majority stockholder of $1,134,000. The advances to the majority stockholder were reflected in five notes. Four of the notes were three-year notes that accrued interest at a range of 4.33 to 5.54 percent per annum. No interest or principal payments were due until maturity, which was February through December, 2001. There was also a demand note that accrued interest at 5.5 percent per annum. The interest rates on the notes were based on the IRS applicable federal rate in effect from time to time. All of the above notes were rolled into one demand note on February 22, 2001. The new note bears interest at the IRS applicable federal rate as in effect on February 22, 2001 which was 5.18%. The Company also has $16,000 of advances to employees as of December 31, 2000.

CHANGE IN QUARTERLY RESULTS (UNAUDITED):

Certain adjustments totaling $335,000 were made during the fourth quarter 2000 and are reflected below in the quarter which they effected during 2000. The 1999 quarters below are restated to reflect the consolidated operations of eChapman, CHI, CCMH and CIH similar to a pooling of interest instead of the purchase method because the merger was a merger of common controlled entities.

                                                                              THREE MONTHS
                                                    THREE MONTHS ENDED            ENDED
                                                       JUNE 30, 2000          JUNE 30, 1999
                                                ----------------------------  -------------
                                                  AS FILED      AS REVISED     AS REVISED
                                                ------------   -------------  --------------
CONDENSED STATEMENT OF OPERATIONS:
Total revenue                                   $    423,000   $     199,000  $   2,536,000
Total expenses                                       417,000         417,000      3,352,000
Income (loss) before income tax benefit                6,000        (218,000)      (816,000)
Income tax benefit                                        --              --       (190,000)
                                                ------------   -------------  -------------
Net income (loss)                               $      6,000   $    (218,000) $    (626,000)
                                                ============   =============  =============
Basic and dilutive earnings per share data      $         --   $        (.14) $        (.05)
                                                ============   =============  =============

                                      THREE MONTHS ENDED            THREE MONTHS ENDED
                                       SEPTEMBER, 2000              SEPTEMBER 30, 1999
                                 ----------------------------   ---------------------------
                                   AS FILED      AS REVISED      AS FILED      AS REVISED
                                 -------------  -------------   ------------  -------------
CONDENSED STATEMENT OF
OPERATIONS:
Total revenue                    $  2,552,000   $   2,441,000   $         --  $   2,123,000
Total expenses                      2,884,000       2,884,000        220,000      3,421,000
Loss before income tax benefit       (332,000)       (443,000)      (220,000)    (1,298,000)
Income tax benefit                         --              --             --       (337,000)
                                 -------------  -------------   ------------  -------------
Net loss                         $   (332,000)  $    (443,000)  $         --  $    (961,000)
                                 =============  =============   ============  =============
Basic and dilutive earnings
 per share data                  $       (.02)  $        (.03)  $         --  $        (.07)
                                 =============  =============   ============  =============


                                      AS OF JUNE 30, 2000         AS OF SEPTEMBER 30, 2000
                                 ----------------------------   ---------------------------
                                   AS FILED       AS REVISED      AS FILED      AS REVISED
                                 -------------  -------------   ------------  -------------
CONDENSED BALANCE SHEET
INFORMATION:
Total assets                     $  47,761,000    $47,537,000    $ 46,404,000   $46,293,000
Total liabilities                    8,985,000      8,985,000      12,524,000    12,524,000
Total stockholders' equity          38,776,000     38,552,000      33,880,000    33,769,000

                       eChapman.com and Subsidiaries

                              INDEX TO SCHEDULES



Report of Independent Public Accountants.................. S-2
Schedule II--Valuation and Qualifying Account............. S-3


                 Report of Independent Public Accountants

To the Board of Directors
of eChapman.com, Inc.

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2000, and the period from May 14, 1999 (inception) to December 31, 1999 of eChapman.com, Inc. and subsidiaries (the Company) included in this Form 10-K and have issued our report thereon dated March 20, 2001. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Baltimore, Maryland
March 20, 2001
                       eChapman.com INC. and Subsidiaries

                  SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 2000,
      AND FOR THE PERIOD FROM MAY 14, 1999 (INCEPTION) TO DECEMBER 31, 1999


                                        Additions
                            Balance at   Charged                    Balance
                            Beginning      to                       at End
       Description           of Year     Expense      Deductions    of Year
       -----------          ---------    -------      ----------    -------

Tax Valuation Reserve:
2000.....................   772,000   1,165,000           --       1,937,000
1999.....................      --       772,000           --         772,000


         NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE eCHAPMAN.COM OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

Risk Factors........................................................
Management's Discussion and Analysis of Financial Condition
 and Results of Operations..........................................
Business............................................................
Management..........................................................
Principal Stockholders..............................................
Certain Transactions................................................
Description of Capital Stock........................................
Shares Eligible for Future Sale.....................................
Plan of Distribution................................................
Stockholder Information.............................................
Transfer Agent and Registrar........................................
Legal Matters.......................................................
Experts.............................................................
Additional Information..............................................
Financial Statements................................................    F-1


                                [eCHAPMAN. LOGO]


                               eCHAPMAN.COM, INC.


                                  COMMON STOCK




                                   ----------
                                   PROSPECTUS
                                   ----------










                                 THE CHAPMAN CO.


                                     , 2001

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Registrant may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Registrant, or while a director, is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Registrant, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Registrant. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Registrant's Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by MGCL Section 2-418; and (ii) the Registrant shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Registrant or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Registrant may only indemnify the director for any expenses (including attorneys' fees) incurred in connection with such action, suit or proceeding.

         MGCL Section 2-418 further provides that unless limited by the Registrant's Charter, the Registrant: (i) shall (a) indemnify an officer of the Registrant if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Registrant if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Registrant to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Registrant's Board of Directors or contract.

         The Charter of the Registrant, provides that the Registrant shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended. If approved by the Board of Directors, the Registrant may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Registrant shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

         The Registrant's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Registrant estimates that expenses payable by it in connection with the offering described in this Registration Statement will be as follows:

Printing and engraving expenses                                 $10,000
Accounting fees and expenses                                      2,000
Legal fees and expenses                                           2,000
Miscellaneous                                                     5,000
                                                              ---------
        Total                                                   $19,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, the following securities were issued by the Company without registration under the Securities Act:

         On November 12, 1999, in connection with the organization of the Company, the Company issued one share of Common Stock, to Nathan A. Chapman, Jr. for $1. This transaction was exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed as part of this Registration Statement:

 EXHIBIT
 NUMBER                                       DESCRIPTION
 ------                                       -----------
3.1              Articles of Amendment and Restatement of the Company (Filed as Exhibit 3.1 to
                 Pre-Effective Amendment No. 3 to the Company's Registration Statement on Form S-4 (File
                 No. 333-91251) as filed with the Securities and Exchange Commission on March 30, 2000 and
                 hereby incorporated by reference)

3.2              Amended and Restated Bylaws of the Company (Filed as Exhibit 3.2 to Pre-Effective
                 Amendment No. 3 to the Company's Registration Statement on Form S-4 (File No. 333-91251)
                 as filed with the Securities and Exchange Commission on March 30, 2000 and hereby incorporated by reference)

4                Form of common stock certificate (Filed as Exhibit 4 to Amendment No. 1 to Company's
                 Registration Statement on Form SB-2 (File No. 333-90987) as filed with the Securities and
                 Exchange Commission on January 18, 2000 and hereby incorporated by reference

10.1             eChapman.com, Inc. 1999 Omnibus Stock Plan (Filed as Exhibit 10.1 to the Company's
                 Registration Statement on Form SB-2 (File No. 333-90987) as filed with the Securities and
                 Exchange Commission on November 15, 1999 and hereby incorporated by reference)

10.2             Service Mark License Agreement between the Company and Nathan A. Chapman, Jr. dated
                 November 12, 1999 (Filed as Exhibit 10.2 to the Company's Registration Statement on Form
                 SB-2 (File No. 333-90987) as filed with the Securities and Exchange Commission on November
                 15, 1999 and hereby incorporated by reference.)

10.3             Agreement and Plan of Merger by and among the Company, CHI Merger Subsidiary, Inc. and
                 Chapman Holdings, Inc. dated November 15, 1999 (Filed as Exhibit 10.3 to Amendment No. 1
                 to Company's Registration Statement on Form SB-2 (File No. 333-90987) as filed with the
                 Securities and Exchange Commission on January 18, 2000 and hereby incorporated by reference)

10.4             Agreement and Plan of Merger by and among the Company, CCMHI Merger Subsidiary, Inc. and
                 Chapman Capital Management, Inc. dated November 15, 1999 (Filed as Exhibit 10.4 to
                 Amendment No. 1 to Company's Registration Statement on Form SB-2 (File No. 333-90987) as
                 filed with the Securities and Exchange Commission on January 18, 2000 and hereby

 EXHIBIT
 NUMBER                                       DESCRIPTION
 ------                                       -----------
                 incorporated by reference)

10.5             Agreement and Plan of Merger by and among the Company, CIH Merger Subsidiary, Inc. and
                 Chapman Insurance Holdings, Inc. dated November 15, 1999 (Filed as Exhibit 10.5 to
                 Amendment No. 1 to Company's Registration Statement on Form SB-2 (File No. 333-90987) as
                 filed with the Securities and Exchange Commission on January 18, 2000 and hereby incorporated by reference)

10.6             Support Agreement between the Company and Nathan A. Chapman, Jr. dated November 12, 1999
                 (Chapman Holdings, Inc.) (Filed as Exhibit 10.6 to the Company's Registration Statement on
                 Form SB-2 (File No. 333-90987) as filed with the Securities and Exchange Commission on
                 November 15, 1999 and hereby incorporated by reference.)

10.7             Support Agreement between the Company and Nathan A. Chapman, Jr. dated November 12, 1999
                 (Chapman Capital Management Holdings, Inc.) (Filed as Exhibit 10.7 to the Amendment No. 1
                 to Company's Registration Statement on Form SB-2 (File No. 333-90987) as filed with the
                 Securities and Exchange Commission on January 18, 2000 and hereby incorporated by reference)

10.8             Support Agreement between the Company and Nathan A. Chapman, Jr. dated November 12, 1999
                 (Chapman Insurance Holdings, Inc.) (Filed as Exhibit 10.8 to the Amendment No. 1 to
                 Company's Registration Statement on Form SB-2 (File No. 333-90987) as filed with the
                 Securities and Exchange Commission on January 18, 2000 and hereby incorporated by reference)

10.9             Fully Disclosed Clearing Agreement between the Pershing Division, Donaldson, Lufkin &
                 Jenrette Securities Corporation and The Chapman Co. dated March 16, 1999 (Filed as Exhibit
                 10.9 to the Company's Registration Statement on Form SB-2 (File No. 333-90987) as filed with the Commission on November 15, 1999 and hereby incorporated by reference.)

10.10            Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of
                 The Chapman U.S. Treasury Money Fund and The Chapman Institutional Cash Management Fund
                 dated April 30, 1997 (Filed as Exhibit 5(A) to Post-Effective Amendment No. 13 to The
                 Chapman Funds, Inc.'s Registration Statement on Form N-1A (File Nos. 33-25716;811-5697) as
                 filed with the Securities and Exchange Commission on August 7, 1997 and hereby incorporated by reference)

 EXHIBIT
 NUMBER                                       DESCRIPTION
 ------                                       -----------
10.11            Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of the DEM Equity Fund dated October 28, 1997 (Filed as Exhibit 5(B) to Post-Effective
                 Amendment No. 15 to The Chapman Funds, Inc.'s Registration Statement on Form N-1A (File
                 No. 33-25716;811-5697) as filed with the Securities and Exchange Commission on March 2,
                 1998 and hereby incorporated by reference)

10.12            Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of the DEM Index Fund dated October 28, 1997 (Filed as Exhibit 5(C) to Post-Effective
                 Amendment No. 16 to The Chapman Funds, Inc.'s Registration Statement on Form N-1A (File
                 Nos. 33-25716;811-5697) as filed with the Securities and Exchange Commission on May 29,
                 1998 and hereby incorporated by reference.)

10.13            Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of the DEM Fixed Income Fund dated February 11, 1998 (Filed as Exhibit 5(D) to Post-Effective
                 Amendment No. 17 to The Chapman Funds, Inc.'s Registration Statement on Form N-1A (File
                 Nos. 33-25716;811-5697) as filed with the Securities and Exchange Commission on June 12,
                 1998 and hereby incorporated by reference.)

10.14            Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of the DEM Multi-Manager Equity Fund dated February 11, 1998 (Filed as Exhibit 5(E) to
                 Post-Effective Amendment No. 18 to The Chapman Fund, Inc.'s Registration Statement on Form
                 N-1A (File Nos. 33-25716;811-5697) as filed with the Securities and Exchange Commission on
                 September 30, 1998 and hereby incorporated by reference.)

10.15            Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of the DEM Multi-Manager Bond Fund dated February 11, 1998 (Filed as Exhibit 5(F) to
                 Post-Effective Amendment No. 21 to The Chapman Funds, Inc.'s Registration Statement on
                 Form N-1A (File Nos. 33-25716;811-5697) as filed with the Securities and Exchange
                 Commission on July 15, 1999 and hereby incorporated by reference.)

10.16            Equipment Lease Agreement between The Chapman Co. and Chapman Limited Partnership dated
                 October 1, 1993 (Filed as Exhibit 10.7 to Chapman Holdings, Inc.'s Registration Statement
                 on Form SB-2 (File No. 333-43487) as filed with the Securities and Exchange Commission on
                 December 30, 1997 and hereby incorporated by reference)

 EXHIBIT
 NUMBER                                       DESCRIPTION
 ------                                       -----------
10.17            Trademark Assignment from The Chapman Co. to Nathan A. Chapman, Jr. dated December 24,
                 1997 (Filed as Exhibit 10.8 to Chapman Holdings, Inc.'s Registration Statement on Form
                 SB-2 (File No. 333-43487) as filed with the Securities and Exchange Commission on December
                 30, 1997 and hereby incorporated by reference)

10.18            Trademark Assignment from The Chapman Co. to Nathan A. Chapman, Jr. dated December 24,
                 1997 (Filed as Exhibit 10.9 to Chapman Holdings, Inc.'s Registration Statement on Form
                 SB-2 (File No. 33343487) as filed with the Securities and Exchange Commission on December
                 30, 1997 and hereby incorporated by reference)

10.19            License Agreement between The Chapman Co. and Nathan A. Chapman, Jr. dated December 26,
                 1997 (Filed as Exhibit 10.10 to Chapman Holdings, Inc.'s Registration Statement on Form
                 SB-2 (File 333-43487) as filed with the Securities and Exchange Commission on December 30,
                 1997 and hereby incorporated by reference)

10.20            Advisory and Administrative Services Agreement between Chapman Capital Management, Inc.
                 and The Chapman Funds, Inc. on behalf of The Chapman U.S. Treasury Money Fund and The
                 Chapman Institutional Cash Management Fund dated April 30, 1997 (Filed as Exhibit 5(A) to
                 Post-Effective Amendment No. 13 to The Chapman Funds, Inc.'s Registration Statement on
                 Form N-1A (file Nos. 33-25716;811-5697) as filed with the Securities and Exchange
                 Commission on August 7, 1997 and hereby incorporated by reference)

10.21            Advisory and Administrative Services Agreement between Chapman Capital Management, Inc.
                 and The Chapman Funds, Inc. on behalf of the DEM Equity Fund dated October 28, 1997 (Filed as Exhibit 5(B) to Post-Effective Amendment No. 15 to The Chapman Funds, Inc.'s
                 Registration Statement on Form N-1A (File No. 33-25716;811-5697) as filed with the
                 Securities and Exchange Commission on March 2, 1998 and hereby incorporated by reference)

10.22            Advisory and Administrative Services Agreement between Chapman Capital Management, Inc.
                 and The Chapman Funds, Inc. on behalf of the DEM Index Fund dated October 28, 1997 (Filed as Exhibit 4(C) to Post-Effective Amendment No. 16 to The Chapman Funds, Inc.'s
                 Registration Statement on Form N-1A (File Nos. 33-25716;811-5697) as filed with the
                 Securities and Exchange Commission on May 29, 1998 and hereby incorporated by reference.)

 EXHIBIT
 NUMBER                                       DESCRIPTION
 ------                                       -----------
10.23            Advisory and Administrative Services Agreement between Chapman Capital Management, Inc.
                 and The Chapman Funds, Inc. on behalf of the DEM Fixed Income Fund dated February 11, 1998
                 (Filed as Exhibit 4(D) to Post-Effective Amendment No. 17 to The Chapman Funds, Inc.'s
                 Registration Statement on Form N-1A (File Nos. 33-25716;811-5697) as filed with the
                 Securities and Exchange Commission on June 12, 1998 and hereby incorporated by reference.)

10.24            Advisory and Administrative Services Agreement between Chapman Capital Management, Inc.
                 and The Chapman Funds, Inc. on behalf of the DEM Multi-Manager Equity Fund dated October
                 23, 1999 (Filed as Exhibit 4(E) to Post-Effective Amendment No. 18 to The Chapman Funds,
                 Inc.'s Registration Statement on Form N-1A (File Nos. 33-25716;811-5697) as filed with the
                 Securities and Exchange Commission on September 30, 1998 and hereby incorporated by reference.)

10.25            Advisory and Administrative Services Agreement between Chapman Capital Management, Inc.
                 and the Chapman Funds, Inc. on behalf of the DEM Multi-Manager Bond Fund dated October 23,
                 1998 (Filed as Exhibit 4(F) to Post-Effective Amendment No. 21 to The Chapman Funds,
                 Inc.'s Registration Statement on Form N-1A (File Nos. 33-25716;811-5697) as filed with the
                 Securities and Exchange Commission on July 15, 1999 and hereby incorporated by reference.)

10.26            Advisory Agreement for Separate Account dated June 1, 1995 (Filed as Exhibit 10.5 to
                 Amendment No. 2 to Chapman Capital Management Holdings, Inc.'s Registration Statement on
                 From SB-2 (File No. 333-51883) as filed with the Securities and Exchange Commission on
                 June 22, 1998 and hereby incorporated by reference)

10.27            Agreement & Declaration of Trust between Chapman Capital Management, Inc. and Bankers
                 Trust Company dated November 1, 1996 (Filed as Exhibit 10.6 to Chapman Capital Management
                 Holding's Registration Statement on Form SB-2 (File No. 333-51883) as filed with the
                 Securities and Exchange Commission on May 5, 1998 and hereby incorporated by reference)

10.28            Agreement between Bankers Trust Company and Chapman Capital Management, Inc. dated
                 November 1, 1996 (Filed as Exhibit 10.7 to Chapman Capital Management Holding's
                 Registration Statement on Form SB-2 (File No. 333-51883) as filed with the Securities and
                 Exchange Commission on May 5, 1998 and hereby incorporated by reference)

 EXHIBIT
 NUMBER                                       DESCRIPTION
 ------                                       -----------
10.29            Agreement between Bankers Trust Company and Chapman Capital Management and Tremont
                 Partners, Inc. and Stamberg Prestia, Ltd. dated November 1, 1996 (Filed as Exhibit 10.8 to
                 Chapman Capital Management Holding's Registration Statement on Form SB-2 (File No.
                 333-51883) as filed with the Securities and Exchange Commission on May 5, 1998 and hereby incorporated by reference)

10.30            Service Mark License Agreement between Chapman Capital Management Holdings, Inc., Chapman
                 Capital Management, Inc. and Nathan A. Chapman, Jr. dated as of June 9, 1998 Filed as
                 Exhibit 10.10 to Amendment No. 2 to Chapman Capital Management Holdings, Inc.'s
                 Registration Statement on Form SB-2 (File No. 333-51883) as filed with the Securities and
                 Exchange Commission on June 22, 1998 and hereby incorporated by reference)

10.31            $242,000 Promissory Note to Chapman Capital Management Holdings, Inc. from Nathan A.
                 Chapman, Jr. dated as of July 29, 1999 (Filed as Exhibit 10.2 to Chapman Capital
                 Management Holdings, Inc.'s Quarterly Report on Form 10Q-SB (File No. 0-24213) as filed with the Securities and Exchange Commission on August 20, 1999 and hereby incorporated by reference)

10.32            Lock-up Agreement between Nathan A. Chapman, Jr. and The Chapman Co. dated March 14, 2000
                 (Filed as Exhibit 10.41 to Pre-Effective Amendment No. 3 to the Company's Registration
                 Statement on Form S-4 (File No. 333-91251) as filed with the Securities and Exchange
                 Commission on March 30, 2000 and hereby incorporated by reference)

10.33            $32,836.53 Promissory Note to The Chapman Co. from Nathan A. Chapman, Jr. dated December
                 31, 1999 (Filed as Exhibit 10.42 to Pre-Effective Amendment No. 3 to the Company's
                 Registration Statement on Form S-4 (File No. 333-91251) as filed with the Securities and
                 Exchange Commission on March 30, 2000 and hereby incorporated by reference)

10.34            Amended and Restated Expense Limitation Agreement by and among The Chapman Funds, Inc., on behalf of The Chapman U.S. Treasury Money Fund, DEM Equity Fund, DEM Index Fund, DEM
                 Multi-Manager Equity Fund and DEM Multi-Manager Bond Fund, and Chapman Capital Management,
                 Inc. dated March 17, 2000 (Filed as Exhibit 10.43 to Pre-Effective Amendment No. 3 to the
                 Company's Registration Statement on Form S-4 (File No. 333-91251) as filed with the
                 Securities and Exchange Commission on March 30, 2000 and hereby incorporated by reference)

 EXHIBIT
 NUMBER                                       DESCRIPTION
 ------                                       -----------
10.35            Amendment No. 1 dated November 9, 2000 to Amended and Restated Expense Limitation
                 Agreement dated March 17, 2000 between Chapman Capital Management, Inc. and The Chapman
                 Funds, Inc. (Filed as Exhibit 4J to Post-Effective Amendment 25 to the Registration
                 Statement of The Chapman Funds, Inc. on Form N-1A (File Nos.: 33-25716; 811-5697) as filed with the Securities and Exchange Commission on December 31, 1999 and hereby incorporated by reference)

10.36            $1,149,639 Promissory Note to eChapman.com. from Nathan A. Chapman, Jr. dated February 22,
                 2001 (Filed as Exhibit 10.36 to the Annual Report on Form 10-KSB of eChapman.com as filed with the Securities and Exchange Commission on April 4, 2001 and hereby incorporated by reference)

21               Subsidiaries of the Company (Filed as Exhibit 21 to Amendment No. to the Company's
                 Registration Statement on Form SB-2 (File No. 333-90987) as filed with the Securities and
                 Exchange commission on January 18, 2000 and hereby incorporated by reference.)

23.1             Consent of Arthur Andersen LLP (Filed herewith)

24.1             Power of Attorney (Filed herewith)

ITEM 28. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement (or the most recent post-effective amendment thereof); and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment 2 to the Registration Statement to be signed on its behalf by the undersigned, in the city of Baltimore, state of Maryland, as of April 13, 2001.

                                             eCHAPMAN.COM, INC.


                                             By: /s/ NATHAN A. CHAPMAN, JR.
                                                 -------------------------------
                                                   Nathan A. Chapman, Jr.
                                                   PRESIDENT

Pursuant to the requirements of the Securities Act, Post-Effective Amendment 2 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


SIGNATURES                                         TITLE                              DATE
----------                                         -----                              ----
                                                  President and Director
/s/ NATHAN A. CHAPMAN, JR.                         (Principal Executive Officer)      April 13, 2001
--------------------------
Nathan A. Chapman, Jr.
                                                   Chief Financial Officer
/s/ DEMETRIS B. BROWN                              (Principal Financial and           April 13, 2001
---------------------                              Accounting Officer)
Demetris B. Brown

The Entire Board of Directors

         Nathan A. Chapman, Jr.                    Raymond Haysbert
         Earl U. Bravo, Sr.                        Mark Jefferson
         Donald V. Watkins                         Adolph D. Washington
         Lottie H. Shackelford                     Theron Stokes


By: /s/ NATHAN A. CHAPMAN, JR.                                                        April 13, 2001
    --------------------------
     Nathan A. Chapman, Jr.
     Attorney-in-Fact

                                  EXHIBIT INDEX

        EXHIBIT NO.                                  DESCRIPTION                               PAGE NO.
        -----------                                  -----------                               --------
           23.1               Consent of Arthur Andersen LLP

            24                Power of Attorney.